UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INGEVITY CORPORATION
(Name of Registrant as Specified In Its Charter)

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March 12, 2018

To our Stockholders:

It is our pleasure to invite you to attend our annual meeting of stockholders, which is to be held on April 26, 2018 at The Daniel Island Club, 600 Island Park Drive, Charleston, South Carolina. The meeting will begin at 9:30 a.m., local time. The following Notice of the 2018 Annual Meeting of Stockholders outlines the business to be conducted at the meeting.

We are utilizing Internet delivery as our primary means of distributing proxy materials to our stockholders this year. Accordingly, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how to vote online and how to obtain paper copies of our proxy materials if you so choose.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to ensure that your shares will be represented and voted. You may vote via the Internet, by telephone or, if you elect to receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the Annual Meeting, you may vote your shares in person even if you have previously voted by proxy.

Your vote is important. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person.

We look forward to seeing you at the meeting.

Best regards,

D. Michael Wilson
Chief Executive Officer & President

Notice of Annual Meeting of Stockholders

TIME: 9:30 a.m., Eastern Daylight Time, on Thursday, April 26, 2018
PLACE: The Daniel Island Club, 600 Island Park Dr., Charleston, SC

You are invited to the Annual Meeting of Stockholders of Ingevity Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

1.	Elect the two director nominees named in the Proxy Statement, each for a one-year term or until his successor is duly elected and qualified;
2.	Approve on an advisory basis (non-binding) the compensation paid to our named executive officers (Say-on-Pay);
3.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.	Transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Holders of record of Ingevity’s Common Stock as of the close of business on February 27, 2018 are entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

DATE MATERIALS FIRST MADE AVAILABLE: March 12, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 26, 2018: Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at http://ir.ingevity.com under the Financial Information tab.

INTERNET AVAILABILITY OF PROXY MATERIALS:

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our Proxy Materials if they so choose. If you received a hard copy of our materials, and you wish to use electronic delivery in the future, you may elect to receive future notices, proxy materials and annual reports electronically by following the instructions in this Proxy Statement.

Only stockholders of record at the close of business on February 27, 2018 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is very important. After reading the Proxy Statement, please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the Annual Meeting regardless of whether you attend the meeting in person.

By Order of the Board of Directors,

Katherine Pryor Burgeson

Secretary

INGEVITY CORPORATION

5255 VIRGINIA AVE
N. CHARLESTON, SOUTH CAROLINA 29406

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2018

TABLE OF CONTENTS:

COMPENSATION OF EXECUTIVE OFFICERS	27
RELATED PARTY TRANSACTIONS	36
AUDIT COMMITTEE REPORT	37
PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)	38
PROPOSAL NO. 3 — RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
QUESTIONS AND ANSWERS REGARDING STOCKHOLDER COMMUNICATIONS, STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS	40
APPENDIX A — NON-GAAP FINANCIAL MEASURES	A-1

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, PROXY SOLICITATION AND VOTING INFORMATION

Why did I receive these materials?

You received these materials (the “Proxy Materials”) because you owned shares of common stock (the “Common Stock”) of Ingevity Corporation, a Delaware corporation (“Ingevity,” the “Company,” “we,” “us,” and “our”), as of the close of business on February 27, 2018 (the “Record Date”) and are therefore entitled to vote at Ingevity’s annual meeting of stockholders to be held on April 26, 2018 (the “Annual Meeting”).

Why did I receive a Notice regarding the availability of Proxy materials instead of printed proxy materials?

This year, most stockholders received a Notice Regarding the Availability of Proxy Materials (the “Notice”) instead of a full set of printed proxy materials. The Notice provides access to our Proxy Materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to stockholders. On or around March 12, 2018, we began mailing the Notice to our shareholders of record as of

February 27, 2018, and posted our Proxy Materials on the website referenced in the Notice (http://ir.ingevity.com). As more fully described in the Notice, stockholders may choose to access our Proxy Materials on the website or may request to receive a printed set of our Proxy Materials. The Notice and website provide information regarding how you may request to receive Proxy Materials in printed form by mail or electronically by email for this meeting and on an ongoing basis.

What is included in the Proxy Materials?

The Proxy Materials include the Notice of the Annual Meeting, our proxy statement for the Annual Meeting (the “Proxy Statement”) and our 2017 annual report to stockholders (the “Annual Report”), which includes our Annual Report on

Form 10-K for the year ended December 31, 2017. These materials provide you with important information about the Company, the Annual Meeting and the proposals to be voted on at the Annual Meeting.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own as of the Record Date in the manner you direct. The person you designate to vote your shares is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Katherine P. Burgeson and Ryan C. Fisher to serve as proxies for the Annual Meeting. The proxies also may be voted at any adjournments or postponements of the meeting.

The Company's Board of Directors is soliciting proxies for use at the Annual Meeting. A proxy statement is a document we give you when we are soliciting your vote pursuant to Securities and Exchange Commission (“SEC”) regulations.

How do I vote?

Your voting method depends on whether you are a stockholder of record or a beneficial owner.

Stockholder of Record. If you are a stockholder of record, you may vote using one of the following methods:

•	Over the Internet.
•	By telephone.
•	For those stockholders who request to receive a paper proxy card in the mail, by completing, signing and returning the paper proxy card.
•	By attending the Annual Meeting and voting in person.

The Notice provides instructions on how to access the Proxy Materials and how to vote via the Internet. For those stockholders who request to receive a paper proxy card in the

INGEVITY - 2018 Proxy Statement - 1

mail, instructions for voting via the Internet, by telephone or by mail are set forth on the paper proxy card. Please follow the directions on your proxy card carefully. Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares ahead of time.

Beneficial Owner. If you are a beneficial owner, you may vote by following the instructions on the voting instruction form or notice provided to you by the bank or broker that holds your shares.

May I revoke my proxy and change my vote?

If you are a stockholder of record, you may revoke your proxy and change your vote before the polls close at the Annual Meeting by doing one of the following:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., Eastern Daylight Time, on April 25, 2018.
•	Giving written notice to the Corporate Secretary of the Company.
•	Delivering a later-dated proxy to the Company.
•	Voting in person at the Annual Meeting.

If you are a beneficial owner, please check your voting instruction form or contact the bank or broker that holds your shares for instructions on how to revoke or change your voting instruction.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered in your name on the books and records of our transfer agent, you are a “stockholder of record.” We therefore sent the Notice or Proxy Materials directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in “street name” and you are considered the “beneficial owner” of your shares and the broker or bank is considered to be the stockholder of record.

If you are a beneficial owner, the Notice or Proxy Materials have been forwarded to you by the broker or bank that holds your shares and, as the beneficial owner, you have the right to direct your broker or bank on how to vote your shares by using the voting instruction form provided to you by your broker or bank.

Who is entitled to vote at the Annual Meeting?

All Ingevity stockholders who owned Common Stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting.

How many votes are entitled to be cast at the Annual Meeting?

Each Ingevity stockholder is entitled to one vote for each share of Common Stock owned as of the Record Date. There were 42,214,055 shares of Common Stock outstanding on the Record Date. There is no cumulative voting.

When and where is the Annual Meeting, and who may attend?

The Annual Meeting will be held on April 26, 2018 at 9:30 a.m., Eastern Daylight Time, at The Daniel Island Club, 600 Island Park Dr., Charleston, South Carolina. The meeting room will open at 9:00 a.m. and registration will begin at that time. Stockholders who are entitled to vote, and our invited guests, may attend the Annual Meeting.

What do I need to bring to attend the Annual Meeting?

What you need in order to attend the Annual Meeting depends upon whether you are a stockholder of record or beneficial owner.

Stockholders of Record. If you are a stockholder of record and plan to attend the Annual Meeting, please bring photo identification. Stockholders of record will be admitted only upon verification of ownership at the admission counter. Once admitted to the Annual Meeting, stockholders of record may vote their shares in person by completing the ballot made available at the meeting.

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Beneficial Owner. If you are a beneficial owner and plan to attend the Annual Meeting, you must present proof of your ownership of shares of Common Stock as of the Record Date, such as a bank or brokerage account statement, and photo identification. If you wish to vote at the Annual Meeting, you must also bring a legal proxy provided by the bank or broker that holds your shares.

How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a majority of the shares outstanding as of the Record Date, or 21,107,028 shares, must be present in person or by proxy. This is referred to as a quorum. If a share is represented for any matter at the Annual Meeting, it is deemed to be present for quorum purposes. Abstentions and shares held of record by a bank or broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of shares present at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

What proposals will be voted on at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting, along with any other business properly presented at the meeting:

•	Proposal No. 1 — Election of the two director nominees named in this Proxy Statement.
•	Proposal No. 2 — Approval, on an advisory (non-binding) basis, of the compensation paid to Ingevity’s named executive officers (“Say-on-Pay”).
•	Proposal No. 3 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018.

The Board recommends that you vote “FOR” both director nominees named in this Proxy Statement and “FOR” Proposals 2 and 3.

How many votes are needed to approve each proposal?

Proposal No. 1: To be elected as a director, each nominee will need to receive a majority of the votes cast, which means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director nominee. Any director nominee who is not elected shall offer to tender his or her resignation to the Chairman of the Board and the Nominating and Governance Committee. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2: An affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve, on an advisory basis, the compensation paid to Ingevity’s named executive officers. Abstentions will have the same effect as voting against this proposal because they are considered present and entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3: An affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2018. Abstentions will have the same effect as voting against this proposal because they are considered present and entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is discretionary voting by brokers and what is a broker non-vote?

If you are a beneficial owner and hold shares through an account with a bank or broker, your shares may be voted on certain matters even if you do not provide voting instructions. Brokerage firms have the discretionary authority under the New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on “routine” matters. The ratification of the appointment of

PricewaterhouseCoopers LLP is considered a routine matter. The election of directors and the advisory approval of the Say-on-Pay proposal are not considered routine. When a matter is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that matter. This is called a broker non-vote.

INGEVITY - 2018 Proxy Statement - 3

What if I do not specify a choice for a matter when returning a proxy?

Proxies signed and returned by stockholders of record that do not contain voting instructions will be voted:

•	“FOR” the election of each of the director nominees named in this Proxy Statement,
•	“FOR” the approval of the advisory Say-on-Pay proposal,
•	“FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and
•	in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Will there be any other matters of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter that will be properly brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

Who bears the expenses of solicitation?

We will bear the cost of solicitation of proxies by the Board in connection with the Annual Meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding Proxy Materials to beneficial owners of Common Stock held in their names. Proxies may be solicited by mail, personally or by telephone, facsimile or other means of communication by our officers and other employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

What is Ingevity’s principal executive office address?

The address of Ingevity’s principal executive offices is:
5255 Virginia Ave, N. Charleston, South Carolina 29406.

What is “householding” and how does it affect me?

Householding refers to a procedure allowed by the SEC to reduce the number of copies of the notice or proxy materials mailed to one address, unless their broker, bank or other nominee has received contrary instructions from any beneficial holder at that address. Under this procedure, we will deliver one Notice or one set of printed Proxy Materials to stockholders of record residing at the same address, unless we receive instructions from such stockholders to the contrary. If you reside at the same address as other stockholders of record and would like to receive a separate Notice or set of Proxy Materials, please contact us at

1-844-643-8489 (1-84-INGEVITY) or at Ingevity Corporation, 5255 Virginia Ave, N. Charleston, SC 29406, Attn: Katherine P. Burgeson, Secretary, and we will promptly deliver a separate set to you. If you and other stockholders of record residing at the same address received multiple Notices or sets of the Proxy Materials and would like to receive a single Notice or set in the future, please contact us as described above. Beneficial owners with questions about combined mailings should contact the bank or broker holding their shares.

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PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Ingevity’s Board currently consists of seven members divided into three classes. Our governing documents provide for a gradual phase-out of the classification of our board, which will be complete as of the 2019 annual meeting of Stockholders (the “2019 Annual Meeting”).

Classes I and III are collectively composed of five directors whose current terms expire at the 2019 Annual Meeting. Class II is composed of the two directors who have been nominated for election at this Annual Meeting, for a one year term expiring at the 2019 Annual Meeting. Therefore, beginning with the 2019 Annual Meeting, all of our directors will stand for election each year for annual terms, and our board will no longer be divided into three classes.

At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

The Board has nominated J. Michael Fitzpatrick and Frederick J. Lynch for election as Class II directors. Both of the nominees are current members of the Board.

The Nominating and Governance Committee (the “Governance Committee”) recommended both Mr. Lynch and Mr. Fitzpatrick for nomination. Based on this recommendation and each nominee’s credentials and experience outlined below, the Board has determined that each such nominee can make a significant contribution to the Board and should serve as a director of the Company.

Any director who is not elected shall offer to tender his or her resignation to the Chairman of the Board and the Governance Committee. The Governance Committee will promptly consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the tendered resignation and whether other action should be taken. The Board will act on the tendered resignation within 90 days following the stockholders’ meeting at which the election occurred. The Governance Committee, in making its recommendation, and the Board, in making its decision, may consider all the information, factors and alternatives it considers appropriate. Any director who offers his or her resignation pursuant to this provision may not participate in the Governance Committee deliberations and recommendation or in the Board’s decision whether to accept or reject the resignation offer.

The information below provides biographical information about each continuing director and each nominee for director, including information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that factored into the Board’s determination that the person should serve as a director of the Company. Each of the preceding seven persons has served as a director of Ingevity since the Company became public on May 15, 2016.

The Board recommends a vote “FOR” each of J. Michael Fitzpatrick and Frederick J. Lynch to the Board, each to serve for a one-year term or until his successor is duly elected and qualified.

Current Director Nominees

J. Michael Fitzpatrick (age 71). Dr. Fitzpatrick is a member of the Board of Directors of McCormick & Company, a manufacturer of spices, herbs and flavorings, and serves on its Audit Committee. Dr. Fitzpatrick has served as a McCormick director since November 2001. He also has served as Chairman of the Board of Directors of Aurora Plastics, Inc., a privately held company, since August 2016. Dr. Fitzpatrick previously served as a director of NOVOLEX, a privately held company, from 2013 to 2016. Dr. Fitzpatrick has been an Executive Advisor Partner at Wind Point Partners since March 2005, and was Chairman and Chief Executive Officer of Citadel Plastics Holdings, Inc., a plastics manufacturer, from March 2007 to 2012. Previously, Dr. Fitzpatrick spent thirty years with Rohm & Haas Company, serving most recently as President and COO. Dr. Fitzpatrick served on the Board of Directors of Carpenter Technology Corporation, and on the Board of Directors of SPX Corporation. Dr. Fitzpatrick serves on various non-profit boards. Dr. Fitzpatrick’s qualifications to serve as director include senior executive experience at a publicly traded multinational company, general management experience in international operations, a high level of financial literacy, and extensive experience in mergers and acquisitions.

Frederick J. Lynch (age 53). Mr. Lynch has served as President of Masonite International Corporation, a global manufacturer of interior doors and entry door systems, since July 2006 and Chief Executive Officer since May 2007. He has served on the Masonite International Corporation Board of Directors since June 2009. Masonite filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on March 16, 2009 and emerged from reorganization proceedings on June 9, 2009. Mr. Lynch joined Masonite from Alpharma Inc., where he served as President of the human generics division and Senior Vice President of global supply chain. Prior to joining Alpharma, Mr. Lynch spent nearly 18 years at Honeywell International Inc., most recently as Vice President and General Manager of its specialty chemical business. Mr. Lynch serves on various non-profit boards. Mr. Lynch’s qualifications to serve as a director include his extensive global operating experience in midsize to Fortune 100 multinational manufacturing corporations, which has provided him with a deep knowledge of international business and strategic planning, as well as his role as President, CEO and board member at Masonite.

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Continuing Directors with Terms Expiring in 2019

Jean S. Blackwell (age 63). Ms. Blackwell has served as a member of the Board of Directors, a member of the Human Resources Committee, and the Chair of the Nominating and Governance Committee of Celanese Corporation, a global technology and specialty materials company, since March 2014. She has also served as a member of the Board of Directors of Essendant Inc. (formerly United Stationers Inc.), a leading national wholesale distributor of business products, since May 2007. She is currently a member of the Audit Committee and Governance Committee at Essendant, having previously served as Chair of the Governance Committee. She has also served as a member of the Board of Directors and Chair of the Audit Committee of Phoenix Companies, Inc., a life insurance company. Ms. Blackwell served as CEO of Cummins Foundation and Executive Vice President of Corporate Responsibility of Cummins Inc. from March 2008 until her retirement in March 2013. At Cummins she previously served as Executive Vice President and CFO, Vice President, Cummins Business Services, Vice President, Human Resources, and Vice President and General Counsel. Prior to joining Cummins, Ms. Blackwell served as the Budget Director for the State of Indiana, and as the Executive Director of the Indiana State Lottery Commission. Ms. Blackwell was previously a partner at Bose McKinney & Evans LLP, where she practiced in the area of financial and real estate transactions. Ms. Blackwell serves on various non-profit boards. Ms. Blackwell’s qualifications to serve as director include her in-depth knowledge of the business operations of a publicly traded company and a strong financial acumen from her senior management experience with various companies, including prior directorships at several public companies. She has a thorough understanding of public company financial reporting and is well versed in internal controls.

Luis Fernandez-Moreno (age 55). Mr. Fernandez-Moreno has been a member of the board of directors of VSI Intermediate Holdings LLC, a portfolio company of WindPoint Partners, since December 2017. Mr. Fernandez-Moreno served as Senior Vice President of Ashland Inc., a specialty chemical company, from October 2013 and President of its Chemicals Group from April 2015 through February 2017. He previously served as President of Ashland Specialty Ingredients from October 2013 until April 2015. From November 2012 to October 2013, he was President of Ashland Water Technologies. Mr. Fernandez-Moreno served as Executive Vice President of HTH Water Products & Wood Protection for Arch Chemicals, Inc., from September 2010 until October 2011. Prior to joining Arch Chemicals, Mr. Fernandez-Moreno spent approximately 25 years at Rohm & Haas Company until it was acquired by Dow Chemical Company, after which he managed the newly-formed Dow Coatings Materials business until August 2010. Mr. Fernandez-Moreno’s qualifications to serve as director include his extensive experience in the chemicals industry, specifically his service as an executive officer of Ashland Inc., as well as his background in the development and implementation of merger and acquisitions plans, including successful acquisitions, joint ventures, and divestitures.

Daniel F. Sansone (age 65). Mr. Sansone has served as a member of the Board of Directors, a member of the Audit Committee, and Chairperson of the Compensation Committee of AdvanSix Inc. since September 2016. He also served as Executive Vice President of Strategy at Vulcan Materials Company from January 2014 to December 2014. Vulcan, an S&P 500 company, is the largest U.S. producer of construction aggregates and a major producer of ready-mixed concrete, asphalt mix. At Vulcan he served as Executive Vice President and CFO from February 2010 to January 2014. Mr. Sansone had previously served at Vulcan as Senior Vice President and CFO. He previously was President of Vulcan’s Southern and Gulf Coast Division. Mr. Sansone serves on various non-profit boards. Mr. Sansone’s qualifications to serve as a director include his 40 years of general management and financial experience both as an executive officer and board member of public companies and by reason of his background in the asphalt business from his career with Vulcan.

Richard B. Kelson (age 71). Mr. Kelson is currently the Chairman of our Board. He is also the Chairman, President, and CEO of ServCo LLC, serving in that capacity since July 2009. Mr. Kelson also served as Alcoa Inc.’s Executive Vice President and CFO for nearly a decade, retiring in 2006 as Chairman’s Counsel. Prior to that, he was Alcoa, Inc.’s Executive Vice President — Environment, Health and Safety and General Counsel, and a member of the Executive Counsel, the senior leadership group that provides strategic direction for the company. He also served as an Operating Advisor with Pegasus Capital Advisors, L.P., a private equity fund manager. Mr. Kelson served as a member of the Board of Directors of MeadWestvaco Corporation, and its predecessor, Westvaco Corporation, from 2001 to 2015, and has served as a member of the Board of Directors of PNC Financial Services Group, Inc. since 2002, Anadigics, Inc. from February 2015 to March 2016, and Commercial Metals Company since 2010, where he is lead director and a member of the Audit Committee. Mr. Kelson has served as a director of Evocative Design LLC, a privately held company, since 2011, and has also served as a director of Shale-Inland Holdings, LLC (d/b/a FloWorks International, LLC), a privately held company, from 2012 until September 2017. He served as a Director of Lighting Science Group Corporation. Mr. Kelson has also served on various non-profit boards. Mr. Kelson’s qualifications to serve as a director include substantial experience in the areas of finance and safety and environment, which he gained during his service as an executive officer of a major publicly traded global company. Mr. Kelson also brings to the board legal expertise, having served as general counsel for Alcoa, Inc. In addition, Mr. Kelson brings additional public company board experience and leadership to our Board.

D. Michael Wilson (age 55). Mr. Wilson serves as President and Chief Executive Officer of Ingevity. Mr. Wilson came to Ingevity from Albemarle Corporation, where he served as Executive Vice President of Albemarle and President of Albemarle’s Performance Chemicals business in 2015. Mr. Wilson served as President of Albemarle’s Catalyst

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Solutions business from September 2013 through 2014 and previously held a variety of business unit leadership roles at FMC Corporation over the course of more than fifteen years, including group head of Industrial Chemicals from 2003 to 2010, and President of the Specialty Chemicals group from 2011 to 2013. Prior to FMC Corporation, Mr. Wilson served various roles at Wausau Papers and Rexam. He holds a Bachelor of Science degree in chemistry from the University of North Carolina and a Master of Business Administration

from the Kenan-Flagler Business School at the University of North Carolina. Mr. Wilson’s qualifications to serve as director include his significant industry experience, having worked in the chemicals industry for more than twenty years. Furthermore, through his prior service as an executive officer for various companies, he has a track record of achieving growth through strategic positioning and mergers and acquisitions.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Company is managed under the direction of our Board, which has adopted a set of Corporate Governance Guidelines (the “Governance Guidelines”) to set forth certain corporate governance practices. The Governance Committee is responsible for reviewing periodically the Governance

Guidelines and making recommendations on governance issues that should be addressed by the Board. The Governance Guidelines are available on our website at http://ir.ingevity.com/governance/documents.

Director Independence

Our Board annually conducts an assessment of the independence of each director in accordance with our Governance Guidelines, applicable rules and regulations of the SEC, and the general listing standards of the NYSE. The Board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the Board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s general listing standards. For these purposes, the NYSE requires the Board to consider certain relationships that existed during a three-year look-back period. The Board considers the materiality and importance of such relationships not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is a director who our Board affirmatively determines has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Upon the recommendation of our Governance Committee, the Board has affirmatively determined that, with the exception of Mr. Wilson, Ingevity’s Chief Executive Officer (“CEO”), each of the remaining directors — Ms. Blackwell, and Messrs. Kelson, Fernandez-Moreno, Fitzpatrick, Lynch, and Sansone, is independent.

Board Meetings

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting our Company and to act on matters requiring board approval, and may hold special meetings between scheduled board meetings when appropriate. The Board met five times during fiscal year 2017. All directors attended 75% or more of these meetings and of the meetings of all committees of the Board on which they served that were held during fiscal year.

Executive Sessions of Non-Management Directors

Our Governance Guidelines require that the non-management members of our Board meet in executive session without management participation at each regularly scheduled Board meeting. These meetings are chaired by the

Chairman of the Board. Our Governance Guidelines also require that the independent members of our Board meet in executive session at least once a year.

Director Attendance at Annual Meetings

Directors are invited and encouraged to attend the Company’s Annual Meeting. All of our Directors attended the 2017 Annual Meeting.

Board Leadership Structure

Our Board has determined that having an independent director serve as the Chairman of the Board is currently the best leadership structure for the Company. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications and relations between the Board, the CEO and other senior leaders of the Company. Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our stockholders.

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Codes of Business Conduct and Ethics

The Company maintains three codes of business conduct and ethics (collectively, the “Codes of Ethics”) to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help to foster a culture of honesty and accountability. The Codes of Ethics include:

•	Code of Ethical Conduct for CEO and Senior Financial Officers, which applies to the Company’s CEO, Chief Financial Officer (“CFO”), principal accounting officer, and each executive who reports to the CEO,
•	Code of Business Conduct and Ethics for the Board of Directors, which applies to the Company’s directors, and
•	Employee Code of Conduct and Ethics, which applies to directors and all Company employees.

Each of the Codes is available for review on our website at http://ir.ingevity.com/governance/codes-of-conduct. This website is also where we will disclose, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the nature of any amendment to the Codes of Ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of the Codes of Ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the Codes of Ethics that has been made known to any of our executive officers.

Any waiver of the Codes of Ethics for executive officers or directors will be made only by the Board or its Governance Committee. In support of the Codes of Ethics, we have provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including an anonymous telephone hotline.

Board’s Role in Risk Oversight

Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other senior management at regular Board meetings to discuss strategy and risks facing the Company. Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk. Our Board also holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company.

While our Board is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal controls and procedures, information technology and cyber security risk and legal and regulatory compliance.

The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and with respect to succession planning for management. The Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, corporate governance and succession planning for our directors. While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

Interested Party Communications with the Board

Interested parties, including stockholders, may communicate by mail with all or selected members of the Board. Correspondence should be addressed to the Board or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Board,” “Chair of the Nominating and Governance Committee” or “All Non-Management Directors”). All correspondence should be sent via U.S. Mail to: Ingevity Corporation, 5255 Virginia Ave, N. Charleston, SC 29406,

Attn: Katherine P. Burgeson, Secretary, or by Email to: corporatesecretary@ingevity.com. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

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Committees of our Board

The Board has three standing committees that met during fiscal year 2017: the Audit Committee, the Governance Committee, and the Compensation Committee. Each of these committees is composed entirely of directors who have been determined by the Board to be independent under current NYSE standards. Each committee operates under a charter approved by the Board setting out the purposes and responsibilities of the committee. The committees and the Board periodically review and, as appropriate, revise the committees’ charters to reflect, among other things, changing regulatory developments and changes in the responsibilities of the committees. All committee charters are available for review on our website under the Corporate Governance tab at http://ir.ingevity.com. The Board has also established an Executive Committee which is authorized to exercise the powers of the Board between Board meetings but did not meet during the past fiscal year.

Executive Committee

Ms. Blackwell and Messrs. Kelson, Fitzpatrick and Lynch are the current members of our Executive Committee, and Mr. Kelson serves as Chair.

The Executive Committee is authorized to exercise the authority of the full Board in managing the business and affairs of the Company. However, the Executive Committee does not have the power to do any of the following:

(1) approve or adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) that Delaware law requires to be approved by stockholders; or (2) adopt, amend or repeal our bylaws. Ingevity’s Executive Committee held no meetings during fiscal 2017.

Audit Committee

Ms. Blackwell and Messrs. Fernandez-Moreno, Fitzpatrick and Sansone are the current members of our Audit Committee, and Ms. Blackwell serves as Chair.

The Board has determined that each of Ms. Blackwell and Messrs. Fitzpatrick and Sansone is an “audit committee financial expert” as that term is defined under SEC rules. The Board has also determined that all Audit Committee members are financially literate, as that qualification is interpreted by the Board in its business judgment, in compliance with the NYSE listing standards requirements for audit committee members. The Board has also determined that all members of the Audit Committee are independent in accordance with the heightened independence standards established by the Exchange Act and adopted by the NYSE for audit committee members.

The Audit Committee assists our Board in fulfilling its responsibilities with respect to the oversight and evaluation of: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; (5) our risk review and system of compliance with legal and regulatory requirements; (6) our financial management and resources; and (7) specific financial strategy initiatives as requested by the Board or management. Among other things, the Audit Committee, under its charter, directly appoints, compensates, retains and oversees the work of our independent auditor, which reports directly to the Audit Committee. The other principal duties and responsibilities of the Audit Committee are set forth in its charter. Ingevity’s Audit Committee held eight meetings during fiscal 2017.

Compensation Committee

Ms. Blackwell and Messrs. Kelson, Lynch and Sansone are the current members of our Compensation Committee, and Mr. Lynch serves as Chair. The Board has determined that all members of the Compensation Committee are independent as defined in the applicable listing standards of the NYSE, including the heightened independence standards applicable to compensation committee members.

The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors and oversight of matters relating to our equity compensation and certain employee benefits plans. The Compensation

Committee’s duties include setting the overall compensation strategy and policies for our executives and non-employee directors, reviewing and approving the goals and objectives relating to the compensation of our CEO and evaluating his performance in light of those goals and reviewing our incentive compensation arrangements to confirm that they do not encourage inappropriate risk taking.

The other principal duties and responsibilities of the Compensation Committee are set forth in its charter. Ingevity’s Compensation Committee held six meetings during fiscal 2017.

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Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an employee of Ingevity at any time. During the past fiscal year, no executive officer of Ingevity served as a member of the Compensation Committee (or other committee performing similar functions) or on the board of directors of any entity at which a member of the Compensation Committee or Board served as an executive officer.

Nominating and Governance Committee

Messrs. Kelson, Fernandez-Moreno, Fitzpatrick and Lynch are the current members of the Governance Committee, and Mr. Fitzpatrick serves as the Chair. The Board has determined that all members of the Governance Committee are independent as defined in the applicable listing standards of the NYSE.

The purpose of the Governance Committee is to assist the Board in fulfilling its corporate governance responsibilities, including, without limitation, with respect to identifying and recommending qualified candidates for our Board and its committees; overseeing the evaluation of the effectiveness of the Board and its committees; reviewing matters on corporate governance, including trends and current practices and developing and recommending Corporate Governance Guidelines and other governance policies and procedures. The Governance Committee will also consider and evaluate candidates properly submitted for nomination by stockholders in accordance with the procedures set forth in our bylaws.

The principal duties and responsibilities of the Governance Committee are set forth in its charter. Ingevity’s Governance Committee held four meetings during fiscal 2017.

Governance Committee Process for Identifying and Evaluating Director Candidates

The Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Governance Guidelines. These standards include (1) an absence of conflicts of interest and other legal and ethical issues that would interfere with such candidate’s service as a director, (2) a commitment to serve as a director in accordance with our Governance Guidelines, (3) a willingness and ability to devote sufficient time and energy to carry out his or her duties, and (4) having sufficient experience to enable the director to meaningfully participate in deliberations of the Board and one or more of its committees and to otherwise fulfill his or her duties. In addition, the Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board does not have a specific diversity policy, pursuant to our Governance Guidelines, the Board strives to select as director candidates a mix of individuals who represent diverse experience, background and thought at policy-making levels that are relevant to the Company’s activities, as well as other characteristics that will contribute to the overall ability of the Board to perform its duties and meet changing conditions.

Stockholder Recommendations for Director Candidates

The Governance Committee will consider director candidates recommended by stockholders and will do so in the same manner as candidates recommended by other sources. Any stockholder wishing to recommend a director candidate should provide the Governance Committee with the information required by the Company’s bylaws to be provided with respect to director nominees submitted by stockholders. The process for stockholders to nominate an individual for election as a director is discussed on page 40.

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DIRECTOR COMPENSATION

Cash Compensation

During 2017, each non-employee director received $75,000 as an annual cash retainer for service as a director. Directors who are also employees of the Company receive no additional compensation for service as a director.

Each non-employee director who served as either the Board Chair or as a Committee Chair received an additional retainer as follows: Chairman of the Board: $75,000; Audit Committee Chair: $15,000, Compensation Committee Chair: $10,000 and Governance Committee Chair: $10,000. These amounts have been revised for 2018. See 2017 Director Compensation Table, page 13.

Stock Awards

Each non-employee director receives an annual award grant of Ingevity restricted stock units (“RSUs”) equivalent to $90,000 at the time of grant. In 2017, the RSU awards were made to non-employee directors under the Omnibus Plan and under the terms and conditions applicable to their grants. The directors become vested in their RSUs on the first anniversary of the award date. For the fiscal year ended 2017, the number of RSUs granted was determined based on the average of the high and low price of the Company’s Common Stock as traded on the NYSE on May 27, 2016.

In 2016, the Compensation Committee approved a plan permitting non-employee directors to elect to receive their 2017 annual cash retainer (both regular annual retainer for Board service, Board Chair retainer and Committee Chair retainer) in the form of deferred stock units (“DSUs”) under the Omnibus Plan. In addition, each non-employee director may also elect to receive their annual stock RSU award in the form of DSUs. DSUs representing cash retainers would be 100% vested, but settled upon termination of service with the Board. RSUs converted into DSUs (annual stock award) would be subject to 1-year vesting and also settled upon termination of service with the Board.

A non-employee director must make his or her election to receive DSUs (in lieu of cash or RSUs) by December 31 of the calendar year preceding the year in which the compensation is earned. No changes to the DSU distribution date are permitted absent a hardship.

Stock Ownership Guidelines

Non-employee director stock ownership guidelines are five times the annual base cash retainer. Shares owned outright by the director, or his or her immediate family members residing in the same household, in family trusts and shares held in retirement plan accounts are deemed to be owned shares for purposes of these guidelines, as well as vested and nonvested RSUs and DSUs. Until a non-employee director meets these guidelines, he or she must hold 50% of the net shares gained from the settlement of RSUs. If a non-employee director does not meet these guidelines within five years, he or she must hold 100% of the net shares gained from the settlement of RSUs.

Each non-employee director is deemed to be on track towards achieving the ownership goal.

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2017 Director Compensation Table

The following table includes information concerning compensation paid to or earned by the people listed in the table who served as directors during the fiscal year ended December 31, 2017:

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation ($)	Total ($)
Richard B. Kelson	150,000	90,040	—	—	—	240,040
Jean S. Blackwell	90,000	90,040	—	—	—	180,040
Luis Fernandez-Moreno	75,000	90,040	—	—	—	165,040
J. Michael Fitzpatrick	85,000	90,040	—	—	—	175,040
Frederick J. Lynch	85,000	90,040	—	—	—	175,040
Daniel F. Sansone(3)	—	165,081	—	—	—	165,081
D. Michael Wilson	—	—	—	—	—	—
(1)	This column includes fees earned or paid in cash, representing the annual retainer, and where applicable the lead director retainer and the committee chair retainers.
(2)	The amounts shown in this column represent the aggregate grant date fair market value of stock units granted in 2017 to non-employee directors computed in accordance with FASB ASC Topic 718.
(3)	Mr. Sansone elected to receive his annual cash retainer for 2017 in the form of DSUs rather than cash, as permitted by the terms of the Non-Employee Director Compensation Plan.

At the December 2017 meeting the Board of Directors approved increases in the annual cash and the annual stock award of RSUs effective January 1, 2018. The annual cash retainer will increase to $85,000. Effective in 2018, each non-employee director who serves as either the Board Chair or as a Committee Chair will receive an additional retainer as follows: Chairman of the Board: $85,000, Audit Committee Chair: $20,000, Compensation Committee Chair: $15,000, and Nominating & Governance Committee Chair: $12,000. Effective 2018, each non-employee director will receive an annual stock award of RSUs equivalent to in value of $95,000 on the grant date.

EXECUTIVE OFFICERS

Set forth below is information about our executive officers as of March 12, 2018, with the exception of Mr. Wilson, who is also a director and is discussed above. Each of the following executive officers has served in their positions with the Company since its separation from its former parent company, WestRock Corporation (“WestRock”) in May, 2016 (the “Separation”), except for Mr. Smith, who joined the Company in June 2016 and was promoted to his current position in January 2017.

John C. Fortson (age 50) Mr. Fortson serves as Executive Vice President, Chief Financial Officer and Treasurer of Ingevity. Mr. Fortson came to Ingevity from AAR Corporation where he served as Vice President, Finance since May 2013, becoming Vice President, Chief Financial Officer and Treasurer in July 2013. Prior to joining AAR Corporation, Mr. Fortson was a Managing Director in the Investment Banking Department of Bank of America Merrill Lynch working in the firm’s New York, London and Chicago offices. Mr. Fortson is a graduate of the United States Military Academy at West Point and has a Master of Business Administration from Duke University’s Fuqua School of Business. Mr. Fortson spent seven years as an infantry officer in the U.S. Army. His last assignment was as a parachute rifle company commander in the 82nd Airborne Division.

Katherine P. Burgeson (age 60) Ms. Burgeson serves as Executive Vice President, General Counsel and Secretary of Ingevity. Ms. Burgeson came to Ingevity from WestRock, where she served as Associate General Counsel, a position she held since July 1, 2015. Prior to the merger of MeadWestvaco Corporation and Rock-Tenn Company which resulted in the formation of WestRock, Ms. Burgeson served as Deputy General Counsel of MeadWestvaco, where she was lead legal counsel for commercial, corporate and mergers and acquisition-related matters. Ms. Burgeson joined Westvaco Corporation, MeadWestvaco’s predecessor in 2000. Prior to joining Westvaco, Ms. Burgeson was a partner at Cummings & Lockwood in Stamford, Connecticut. Ms. Burgeson began her legal career as an associate at Shearman & Sterling. Ms. Burgeson received her J.D. from Fordham University School of Law and her B.A. from Trinity College in Hartford, Connecticut.

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Michael P. Smith (age 57) Mr. Smith serves as Executive Vice President and President, Performance Chemicals, Strategy and Business Development. Mr. Smith joined Ingevity in June 2016 after 23 years of service at FMC Corporation. He served as vice president and global business director for FMC’s health and nutrition business after holding multiple positions of increasing responsibility within that business. During his career with the company, Mr. Smith held various roles including marketing manager for FMC Water Treatment Chemicals in Manchester, England; global business manager for FMC Process Additives, also in Manchester; director of business planning for FMC Chemicals; division general manager for the active oxidants division; division general manager for hydrogen peroxide; general manager for food ingredients for FMC BioPolymer; and division general manager for FMC BioPolymer. Prior to joining FMC, Mr. Smith held several sales and management positions with Hercules Incorporated, a supplier of hydrocarbon and pine-based resins. Mr. Smith holds a Bachelor of Arts degree in chemistry from the University of Virginia and a Master of Business Administration degree from the University of Michigan.

S. Edward Woodcock, Jr. (age 52) Mr. Woodcock serves as Executive Vice President and President, Performance Materials. Mr. Woodcock served as vice president of MeadWestvaco’s, and later, WestRock’s Carbon Technologies business from 2010 to 2016 after holding multiple positions of increasing responsibility within that business, most recently global business director, Automotive. During his 28-year career with the company, Mr. Woodcock has held various roles including business director, Automotive, for the Asia-Pacific region, worldwide marketing manager for the chemical division’s non-U.S. business, area sales manager for Latin America, and technical manager for the Process Technology business. At various stages of his career, he has had direct responsibility for products from each of our businesses. Mr. Woodcock holds a Bachelor of Science degree in chemical engineering from the University of Virginia.

PRINCIPAL STOCKHOLDERS

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 27, 2018, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class
Common Stock	BlackRock Inc. 55 East 52nd Street New York, New York 10055	5,415,950	(1)	12.83%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,965,343	(2)	9.39%
(1)	Information provided is based solely on an amendment to Schedule 13G filed on January 19, 2018 by BlackRock, Inc., which reports having sole voting power over 5,321,770 shares and sole dispositive power over 5,415,950 shares.
(2)	Information provided is based solely on a Schedule 13G filed on February 9, 2018 by The Vanguard Group, which reports having sole voting power over 82,466 shares, sole dispositive power over 3,876,014 shares, shared voting power over 10,263 shares and shared dispositive power over 89,329 shares.

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COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table shows how much of our Common Stock our current directors, named executive officers (“NEOs”), and all officers and directors as a group beneficially owned as of February 27, 2018. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or officer can vote or transfer and any security the director or officer has the right to vote or transfer within 60 days. Each stockholder listed in the table has sole voting and investment power for all shares shown as beneficially owned by him or her. Individual directors and executive officers as well as directors and executive officers as a group beneficially own less than one percent of the shares of Common Stock outstanding as of February 27, 2018.

Name of Beneficial Owner	Common Stock
Jean S. Blackwell	4,787
Luis Fernandez-Moreno	3,287
J. Michael Fitzpatrick	3,287
Richard B. Kelson	4,970
Frederick J. Lynch	3,287
Daniel F. Sansone	4,867
D. Michael Wilson	25,539
John C. Fortson	17,364
Katherine P. Burgeson	4,361
Michael P. Smith	975
S. Edward Woodcock	2,535
Edward A. Rose	1,220
Directors and executive officers as a group (11 persons)(1)	75,259
(1)	The total number of shares beneficially owned by directors and officers as a group does not include shares held by Ed Rose since he was not an executive officer of the Company on February 27, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our directors and executive officers and beneficial owners of greater than 10% of our Common Stock have been complied with during the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for fiscal 2017.

THE COMPENSATION COMMITTEE

Frederick J. Lynch, Chair
 Richard B. Kelson
Jean S. Blackwell
Daniel F. Sansone

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Ingevity’s compensation program is designed to deliver stockholder value by appropriately compensating senior leaders for the successful execution of Ingevity’s operating strategy and achievement of its stated performance goals.

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation program and the compensation decisions made for fiscal year 2017 with respect to the following Named Executive Officers (“NEOs”):

Name	Title
D. Michael Wilson	President and Chief Executive Officer
John C. Fortson	Executive Vice President, Chief Financial Officer & Treasurer
Katherine P. Burgeson	Executive Vice President, General Counsel & Secretary
Michael P. Smith	Executive Vice President & President, Performance Chemicals, Strategy and Business Development
S. Edward Woodcock	Executive Vice President & President, Performance Materials
Edward A. Rose	Former Executive Vice President & President, Performance Chemicals

Mr. Rose left the Company effective January 31, 2017. However, Mr. Rose is an NEO for the 2018 Proxy Statement based on his service to the Company as an executive officer and the compensation and severance paid to him during fiscal 2017.

2017 Performance Highlights

The Company’s management team faced a broad set of challenges and opportunities in 2017. Having completed the Company’s spin-off from WestRock in the previous year, management successfully focused on : executing the operating plan for the year; improving environmental, health & safety performance and launching the Company’s sustainability initiative; continuing to build out corporate functions such as finance and IT; strengthening relationships with external stakeholders including the investment and capital market communities; navigating difficult market conditions in the Performance Chemicals business; adeptly managing the Performance Materials business to ensure continued innovation and the capacity necessary to meet growing demand; and enhancing employee engagement through the development of “The “IngeviWay,” the articulation of the Company’s core purpose, identity, vision and values.

Management also focused on opportunities to grow the business through M&A, culminating in the agreement to acquire the Georgia-Pacific pine chemicals business announced in August 2017. The Company has since put in place detailed integration plans to ensure a successful merging of the businesses.

All of these strategic initiatives had to be accomplished while at the same time maintaining keen focus on safety, commercial excellence, operations, and continuance of margin enhancement and cost discipline.

Overall, the Company delivered outstanding financial results. Net sales in 2017 were $972.4 million as compared to net sales of $908.3 for the prior year. Adjusted EBITDA in 2017 was $242.7 million which was up from our 2016 Adjusted EBITDA of $202.4 million. Free cash flow of $121.7 million(1) was well ahead of expectations enabling Ingevity to end the year at a reduced leverage of 1.22x.

Additionally, on January 24, 2018, the Company closed on an offering of $300 million unsecured senior notes, priced at 4.5%, with the proceeds intended to be used to finance the Georgia-Pacific acquisition, or, if the transaction does not close, for working capital needs, capital expenditures, other acquisitions and other opportunities to enhance company performance.

For more information regarding the Company’s non-GAAP financial measure Adjusted EBITDA for both fiscal years 2017 and 2016, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Use of Non-GAAP Financial Measures” on page 45 of the 2017 Form 10-K.

(1)	See Appendix A for more details on free cash flow and for reconciliation of this non-GAAP financial measure to the nearest GAAP measure.

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Executive Compensation Policies and Practices

Role of the Compensation Committee, Executive Officers and Compensation Consultants

The Board of Directors is responsible for evaluating and setting the CEO’s compensation and for providing counsel on the compensation of senior management, including the NEOs. The Compensation Committee’s role is to assist the Board in fulfilling its responsibilities with respect to compensation of the Company’s executives and oversight of matters relating to the Company’s equity compensation and employee benefit plans.

The Compensation Committee is supported in its work by the Company’s Chief Human Resources Officer and other members of management. The Compensation Committee has sole discretion to retain and obtain the advice of a compensation consultant, and has retained Pearl Meyer in that role. The Compensation Committee is directly responsible for the appointment, termination, compensation and oversight of the work of Pearl Meyer. Although the Compensation Committee retains Pearl Meyer directly, in carrying out assignments Pearl Meyer also interacts with Ingevity management when necessary and appropriate. Specifically, Pearl Meyer interacts with the Chief Human Resources Officer and other members of management with respect to compensation and benefits data, best practices, peer group developments and executive compensation trends. In addition, Pearl Meyer may, in its discretion, seek input and feedback from members of management regarding its consulting work product prior to presentation to the Compensation Committee, for example to confirm its alignment with Ingevity’s business strategy, determine what additional data may need to be gathered, or identify other issues. Pearl Meyer does not provide any services to Ingevity other than its consulting services to the Compensation Committee related to executive and director compensation. The Compensation Committee determined that in fiscal 2017 the work performed for the Compensation Committee by Pearl Meyer did not raise any conflict of interest. In making this determination, the Compensation Committee considered the independence of Pearl Meyer in light of SEC and NYSE listing standards.

In setting compensation for Company senior executives reporting to the CEO (including the NEOs), the Compensation Committee takes into account the CEO’s assessment of their performance, addressing such factors as achievement of individual goals and contribution to Ingevity’s performance and corporate goals. Prior to making specific compensation recommendations to the Compensation Committee for these senior executive officers, the CEO and the Chief Human Resource Officer review compensation and external survey data compiled by Pearl Meyer on similar executives from our peer group of companies and other national survey data (“Comparative Compensation Data”). Decisions regarding the compensation of these senior executives are then made by the Compensation Committee after considering recommendations from the CEO and Chief Human Resources Officer and taking into account such matters as the Compensation Committee deems appropriate, including Comparative Compensation Data, the advice of and other materials presented by its compensation consultant.

The Compensation Committee meets with the CEO to discuss his own compensation package, but ultimately, decisions regarding the CEO’s compensation are made by the Compensation Committee, meeting in executive session, without the CEO or any other executive present. In setting the compensation for the CEO, the Committee will take into account such factors as overall leadership, company and individual performance as compared to plan and goals, and taking into account such other matters as the Compensation Committee deems appropriate, including Comparative Compensation Data, the advice of and other materials presented by its compensation consultant.

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Peer Group Analysis

Consistent with Ingevity’s goal to provide compensation that remains competitive, the Compensation Committee considers among other matters the executive compensation practices of companies in a peer group selected by the Compensation Committee based on recommendation of its compensation consultant. In making its decision, the Compensation Committee considered such factors as: (i) revenue size and profit margins, (ii) industry and business characteristics comparable to Ingevity; (iii) location and geographic reach, including global operations and/or distribution; (iv) competition for talent; and (v) data availability. The 2017 peer group is identical to the peer group used in 2016. The Compensation Committee generally targets compensation to the market median within the peer group when determining an NEO’s compensation. However, the Compensation Committee reserves the right to use the market data provided by the peer group as one of several reference points useful for determining the form and amount of compensation. Competitive market data is supplemented with broader general industry survey data.

Below is the peer group from which proxy data was used in the most recent executive compensation study. The peer group is reviewed periodically for appropriateness and comparability.

Balchem Corp.	GCP Applied Technologies, Inc.	Minerals Technologies Inc.
Cabot Corp.	H.B. Fuller Co.	Omnova Solutions Inc.
Calgon Carbon Corp.	Hexcel Corp.	Quaker Chemical Corp.
Laxness Solutions US	Innophos Holdings Inc.	Sensient Technologies Corp.
Eagle Materials, Inc.	Innospec Inc.	Stepan Co.
Ferro Corp.	Kraton Corp.	W.R. Grace and Co.

Executive Compensation Philosophy and Pay Elements

Our compensation philosophy reflects the Company’s “pay-for-performance” philosophy and is directly linked to business plans and individual performance, and is aligned with the best interests of our shareholders. Incentive programs are aligned with key financial metrics and individual performance measurements to ensure that our executives are all striving toward the same business goals in a unified and coordinated manner.

We designed our executive compensation program to attract, motivate and retain highly-talented executives. It is intended to provide market competitive compensation as determined by using both our peer group and national market survey data and considers other relevant factors such as individual performance, internal equity and experience. To accomplish this, our program is meant to:

•	Support our Business Strategy – Our program is aligned with our business strategy which is focused on long-term earnings growth and sustained growth in shareholder value by providing our NEOs with long-term incentives tied to value creation.
•	Pay for Performance – A large portion of our executive pay is dependent upon the achievement of corporate and business unit goals as well as individual performance. We pay higher compensation when goals are exceeded and lower compensation when goals are not met.
•	Pay Competitively – Target compensation is set to be around the market median of our peer group and national market survey data. Compensation targets for individual executives may differ from median based on performance, strategic impact, experience and tenure, special hiring situations, retention and succession planning needs.
•	Aligned with Stockholders – Multi-year performance goals are set that align with the long-term interests of our stockholders.
•	Mitigate Risk – Our program is comprised of balanced elements that discourage excessive risk taking.

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Compensation Practices and Policies

What We Do

•	We use performance metrics to align pay with performance
•	We balance short- and long-term incentives by using a limited number of performance metrics to provide a balance between short-term and long-term value creation
•	We make performance-based compensation a significant component of each NEO’s total compensation
•	We cap incentive compensation to 200% of target performance
•	We set appropriate stock ownership requirements for NEOs
•	We maintain a compensation recoupment and forfeiture policy for the recovery of incentive based compensation
•	The Compensation Committee employs an independent compensation consultant to review and advise on executive compensation
•	We limit executive perquisites
•	We use double trigger change of control severance provisions
•	We engage with our shareholders

What We Don’t Do

•	We do not establish or allow compensation practices that encourage excessive risk taking
•	We do not allow the repricing, backdating or discounting of stock options
•	We prohibit hedging, pledging or short sales of Ingevity stock by any director or employee
•	We do not provide excise tax gross-ups for change of control payments or income tax gross-ups to offset imputed income associated with executive financial counseling benefits.

Pay Elements:

Base Pay

Base salaries are designed to provide a stable source of income for our executive officers.

Short-term Incentive Plan (STIP)

Funding of the STIP is exclusively based on the Company meeting its pre-established financial performance targets. Funding runs between 50 percent to 200 percent of the STIP target incentive potential. If the Company does not meet the threshold target values the plan is not funded. If the Company meets or exceeds the maximum target values the plan is funded at 200 percent.

NEO individual awards are based initially on Ingevity’s attainment of STIP-Adjusted EBITDA target and influenced by individual performance against individual goals. No payout occurs if Ingevity’s actual performance is below the threshold performance level.

Long-term incentive Plan (LTIP)

Long-term incentive awards are earned based on a limited number of key performance metrics that have been selected to ensure long-term value creation aligned with the long-term interests of our stockholders. It recognizes an executive’s recent performance and potential future contributions and provides a total compensation opportunity with payouts based on actual performance relative to pre-established financial performance targets. Fifty percent of our long-term incentive compensation is comprised of performance based restricted stock units (“PSUs”). The value of these awards is earned only after a threshold level of performance is achieved and maximum payout is capped at 200 percent. The other 50 percent is delivered through service-based restricted stock units (“RSUs”) and non-qualified stock options.

Additional Elements of Executive Compensation

Executives generally participate in the same benefit plans as other Ingevity employees. These are described on page 25 under “Benefits and Perquisites”. Where IRS rules limit the ability of executives to participate at the same level as other employees, they may participate in a non-qualified plan which is described more fully on page 31. We do not offer a defined benefit pension plan. However, the Company maintains a Retirement Restoration Plan that mirrors benefits provided under a qualified defined benefit plan sponsored and maintained by our former parent company, WestRock (the “WestRock Pension Plan”). The Retirement Restoration Plan is a non-qualified plan that was adopted by the Company to honor historical WestRock obligations under an Employee Matters Agreement between WestRock and the Company as part of the Separation. The plan was frozen at the time of the Separation, and none of our NEOs currently accrue a benefit under this plan. Our benefits programs are intended to be competitive with market practice.

Our perquisites program is limited and designed to promote the security and wellbeing of our executives thereby allowing them to focus on company business. Our perquisites include financial counseling and executive physicals. The value of the financial counseling is credited to the NEO as imputed income. There is no tax gross-up.

Pay Mix

Over 50 percent of our NEOs’ total direct compensation is performance based as shown in the charts below. Performance-based compensation is delivered in a combination of performance-based cash, stock options and performance-based restricted stock.

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Pay Mix

The charts below illustrate the target total direct compensation for 2017 for Mr. Wilson and the average of the other NEOs.

A significant portion (71%) of Mr. Wilson’s total direct compensation is performance-based compensation and is delivered in a combination of performance-based cash, stock options and performance-based restricted stock units

(“PSUs”). Similarly, (62%) of the average of the NEOs’ total direct compensation is delivered through performance-based compensation.

Say-on-Pay Vote

At last year’s annual meeting, more than 96% of votes cast were in favor of the advisory vote to approve our executive compensation. The Compensation Committee and Ingevity management have taken these results into consideration by continuing to emphasize the performance-based elements of our compensation program.

2017 Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the long-term and short-term incentive awards and other elements of our executive compensation program. The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility, performance, competitive pay levels, market trends in salary increases, accountability within Ingevity and economic factors. Base salaries are reviewed annually to determine if they are equitably aligned within Ingevity and are at sufficient levels to attract and retain top talent. In 2016, our CEO’s base salary was 91% of the market median and our NEOs’ base salaries ranged from 74% to 106% of the market median based on our peer group and survey data. The following chart shows base salary increases for 2017. Mr. Smith’s increase is in connection with his promotion in February 2017 to Executive Vice President, and President of Performance Chemicals and Business Development. The following table shows base salary for each NEO at December 31, 2017:

NEO	Percentage Increase	2017 Annual Base Salary ($)
D. Michael Wilson	6.3%	850,000
John C. Fortson	3.2%	490,000
Katherine P. Burgeson	9.1%	360,000
Michael P. Smith	23.0%	375,000
S. Edward Woodcock	9.1%	300,000

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2017 Short-Term Incentive Plan (“STIP”)

Ingevity’s STIP is designed to motivate and reward participants, including NEOs, for achieving Ingevity’s annual financial, operational and strategic goals, through cash incentives. The incentive award range that an NEO may earn is determined at the beginning of the year, and the amount paid is based on the actual results achieved for the year.

The 2017 annual incentive program was funded based on Ingevity’s achievement of a quantifiably predetermined financial target based on STIP adjusted earnings before interest, taxes, depreciation and amortization (“STIP-Adjusted EBITDA”), with adjusted payouts for threshold, target and maximum performance not to exceed 200% of target. For additional information concerning the STIP-Adjusted EBITDA calculation, including a reconciliation of such numbers to GAAP, please see Appendix A. Individual awards are based initially on Ingevity’s attainment of this STIP-Adjusted EBITDA goal and also influenced by individual performance against individual goals. No payout occurs if Ingevity’s actual STIP-Adjusted EBITDA performance is below the threshold performance level. Threshold performance is set at 92% of target. There is no payout if performance falls below 92% of target.

The weighting and actual performance of each target measure is described in the table below:

Metric	Performance	2017 Goals	Funding	Actual Performance(1)
STIP-Adjusted EBITDA	Threshold	$200 million	50%
	Target	$218 million	100%
	Above Target	$228 million	150%
	Maximum	$236 million	200%	$240 million
(1)	See Appendix A for more details on STIP-Adjusted EBITDA and for a reconciliation of this non-GAAP financial measure to the nearest GAAP measure.

The Compensation Committee approved the following target short-term incentive awards for 2017:

Annual Short Term Incentive Award Targets (as percent of base salary)
	Threshold	Target(1)	Maximum	Actual 2017 Payout
Mr. Wilson	50%	100%	200%	200%
Mr. Fortson	35%	70%	140%	140%
Ms. Burgeson	25%	50%	100%	100%
Mr. Smith	27.5%	55%	110%	110%
Mr. Woodcock	27.5%	55%	110%	110%
(1)	The Compensation Committee increased Mr. Smith and Mr. Woodcock’s annual incentive targets in 2017 to 55% from 50% based on peer group and general industry survey benchmark data.

Actual STIP-Adjusted EBITDA for 2017 was calculated utilizing Ingevity’s published financial statements except that the Compensation Committee may adjust such calculations to exclude the effect of certain non-recurring items of gain or loss.

The Compensation Committee believes STIP-Adjusted EBITDA is an appropriate and effective measure of Ingevity’s overall short-term performance. The threshold level of performance was set at 92 percent of target, which was at the 2016 STIP target level. At the time the Compensation Committee determined the target level of performance, the goal was believed to be high, but obtainable. The maximum level of performance was based on 108% of target and was believed to be realizable, but only with exceptional performance.

In determining the individual performance element of each NEO’s short-term incentive payment for 2017, the Compensation Committee considered the following performance achievements as compared to the individual’s 2017 goals:

D. Michael Wilson, CEO and President. Mr. Wilson’s accomplishments during the year included:

•	Executing the Company’s strategic plan, delivering improved revenue by $64 million, or 7.1%, to $972 million and grew Adjusted EBITDA by $41 million, or 20.3%, to $243 million (See Appendix A and the Company’s 2017 Annual Report on Form 10-K) (the “Company 2017 10-K”)
•	Delivering strong cash flow ($122 million) driven by higher earnings from organic growth, cost savings and disciplined capital investment (See Appendix A)

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•	Advancing the Company’s strategic plan by executing an agreement to acquire Georgia-Pacific’s pine chemicals business, the Company’s first acquisition as a public company
•	Enhancing and strengthening relationships with internal and external stakeholders by consistently delivering on commitments
•	Providing strong emphasis on safety culture resulting in “best-ever” safety performance in 2017
•	Enhancing employee engagement through the establishment of the “IngeviWay”, the articulation of the Company’s core purpose (“to purify, protect and enhance”), identity, vision, and values
•	Setting a strong “tone at the top” for the Company’s code of conduct and broader compliance and ethics programs

John C. Fortson, EVP, CFO & Treasurer. Mr. Fortson’s accomplishments during the year included:

•	Assisting the CEO in development and execution of strategic plan that delivered significant growth in both revenue and earnings, as well as strong free cash flow: $972 million in revenue, $243 million of Adjusted EBITDA and $122 million of free cash flow. (See Appendix A and the Company 2017 Form 10-K)
•	Effectively funded growth initiatives and managed costs through management of capital allocation process
•	Improving the Company’s financial position and strategic flexibility by increasing, amending and extending the Company’s credit facilities to a $550 million revolver and $375 million term loan
•	Implementing hedging strategies in certain raw materials and currencies to manage the Company’s risk profile
•	Continuing to strengthen Information Technology efforts across the Company including investments in hardware, software and security
•	Leading effective capital markets communications efforts and investor visits in developing supportive market relationships
•	Continuing to strengthen the finance organization through the hiring and development of key talent and sustained focus on continuous improvement

Katherine P. Burgeson, EVP, General Counsel & Secretary. Ms. Burgeson’s accomplishments during the year included:

•	Providing strong counsel to the Board of Directors, established sound governance foundation and developed and managed an effective corporate secretary function
•	Providing effective advice and counsel to the CEO and Company business leaders, advancing the Company’s business strategies and goals while appropriately balancing risks and opportunities
•	Developing and leading the process supporting the Company’s first annual report and proxy statement and annual meeting of stockholders
•	Developing and effectively managing the Company’s law department and related functions, effectively supporting the Company’s legal needs while maintaining cost controls
•	Providing legal strategy and guidance on the agreement to purchase the Georgia-Pacific pine chemical assets and high yield debt offering as well as numerous strategic initiatives
•	Formalizing and redesigning the Company’s compliance risk management program and providing strong leadership on compliance matters and setting the tone at the top

Michael P. Smith, EVP & President Performance Chemicals, Strategy and Business Development. Mr. Smith’s accomplishments during the year included:

•	Providing strong leadership in the Performance Chemicals segment which resulted in exceeding prior year segment revenue by $16 million or 2.6% and Segment EBITDA by $22 million or 27.6% (See Appendix A and the Company 2017 Form 10-K)
•	Improving Segment EBITDA margin from 13.0% to 16.2%
•	Leading the evaluation of strategic business development opportunities which resulted in an agreement to purchase the pine chemicals business of Georgia-Pacific
•	Providing thoughtful leadership in the Performance Chemicals segment towards an enterprise wide, P&L focus

S. Edward Woodcock, EVP & President Performance Materials. Mr. Woodcock’s accomplishments during the year included:

•	Providing leadership in the Performance Materials segment, which lead to increased segment revenue of $48 million or 16.0% and Segment EBITDA of $19 million or 15.0% (See Appendix A and the Company 2017 Form 10-K)
•	Developing and producing new products that will help the Company meet expected increased regulatory requirements
•	Leading capacity enhancements to meet expected growth in China demand
•	Prudently managing working capital for the segment
•	Leading successful Operational Excellence implementation at our Waynesboro, GA honeycomb facility that greatly increased productivity and enabled significantly lower capital

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Long-Term Incentive Plan (“LTIP”)

Equity-based awards recognize the performance of our executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interest with those of Ingevity’s stockholders and with Ingevity’s longer-term objectives, to drive stockholder return, to foster executive stock ownership and to promote retention. The Compensation Committee also considers peer group data for a general understanding of industry equity practices as well as equity plan share usage and dilution and company expense.

When making LTIP awards, the Compensation Committee first determines the total grant date value of the award and then delivers that value in three components: PSUs to deliver an estimated 50% of each NEO’s long-term incentive award, with the remaining portion to be delivered in the form of non-qualified stock options (25%) and service-based RSUs (25%).

Performance-Based Restricted Stock Units. The PSUs granted in 2017 vest on December 31, 2019. The number of shares delivered will be determined based on the Company’s financial performance relative to pre-established financial targets based on fiscal 2019 return on invested capital (ROIC) and cumulative earnings per share during the period beginning January 1, 2017 and ending December 31, 2019, with adjusted payouts for threshold, target and maximum performance not to exceed 200% of target, as determined by the Compensation Committee at the end of the performance period. The Compensation Committee may adjust the return on invested capital and cumulative earnings per share to exclude the effect of certain non-recurring items of gain or loss. No vesting will occur if Ingevity’s actual performance is below the threshold levels.

In 2017 NEOs were granted the following 2017-2019 PSU opportunity:

2017-2019 PSU Targets (as percent of base salary)
	Minimum	Target(1)	Maximum
Mr. Wilson	0%	125%	250%
Mr. Fortson	0%	87.5%	175%
Ms. Burgeson	0%	42.5%	85%
Mr. Smith	0%	40%	80%
Mr. Woodcock	0%	40%	80%
(1)	The Compensation Committee increased Mr. Wilson’s, Mr. Smith’s and Mr. Woodcock’s LTIP award percentages in 2017 based on peer group and general industry survey benchmark data.

The Compensation Committee believes that return on invested capital and cumulative earnings per share are appropriate and effective measures of Ingevity’s overall long-term performance. The threshold level of performance was set at 50% of target and was, at the time it was established, believed to be an achievable goal. At the time the Compensation Committee determined the target level of performance, the goal was believed to be aggressive, but obtainable. The maximum level of performance was set based on 200% of target and was believed to be realizable, but only with exceptional performance.

Restricted Stock Units (“RSUs”). We grant a portion of our awards under the LTIP in the form of service-based RSUs to help build ownership as a new public company and to aid in our ability to retain our management team over a longer time horizon. These RSUs vest ratably over three years, with one-third vesting on each anniversary of the grant date.

Stock Options. We grant a portion of our awards under the LTIP in the form of non-qualified stock options in order to motivate and reward executives for improving share price, to align their long-term interest with those of stockholders and to maintain the competitiveness of our total compensation packages. Such stock options provide value to our executive officers only if the price of our Common Stock increases. The stock options vest in full upon the third anniversary of the award date and have a term of 10 years.

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Other Compensation Practices and Policies

Executive Stock Ownership Policy

Our stock ownership guidelines align the long-term interests of our NEOs with those of our stockholders and discourage excessive risk taking. Our guidelines require stock ownership levels as a value of Ingevity shares equal to a multiple of base salary or retainer for non-employee directors. The Ownership Guidelines require all NEOs to retain 50% of net shares received as incentive until stock ownership levels are met.

Position	Required Salary Multiple
CEO	5x
Other NEOs	3x

In determining compliance with these guidelines, stock ownership includes shares vested and unvested restricted stock awards. Unvested performance-based restricted stock units and/or shares and vested but unexercised stock options are not included. Executives have five years from the date of their designation to achieve the targeted level of ownership. Messrs. Wilson and Fortson have met their respective ownership guidelines and the other NEOs are on track towards achieving their target ownership levels.

Anti-Hedging/Anti-Pledging

Ingevity’s insider trading policy prohibits members of our Board, executive officers and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities or pledging Ingevity Common Stock as collateral for any loans.

Recoupment Policy

In the event of a material restatement of the Company’s financial statements filed with the SEC, the Company’s Board will review the facts and circumstances that led to the requirement for the restatement. In their review, the Board will consider whether any covered current or former executive received Incentive Compensation (as defined in the policy) that was awarded or paid based in whole or in part on the apparent achievement of financial results that were determined by reference to the originally filed financial information, but which financial results were not achieved under the Company’s restated results. The Board will further consider whether any such current or former executive engaged in Misconduct (as defined in the policy) which resulted in or substantially contributed to the material restatement.

If the Board determines that any covered executive did engage in such Misconduct, and such executive received Incentive Compensation within the three-year period preceding the restatement that would not have been payable if the original financial information had reflected the restated results of operations, the Board may, in its sole discretion, direct that the Company recover all or a portion of such excessive Incentive Compensation.

The Board may consider such factors as it shall determine relevant in determining the appropriate recoupment from such current or former executive and the means of recovery. The Board may seek recoupment from any of the following sources: future payments of Incentive Compensation, cancellation of outstanding equity awards, future equity awards and direct repayment.

Equity Grant Practices

The Compensation Committee has adopted equity grant practices that set forth the timing and approvals required for equity grants.

Severance and Change of Control Agreements

The Compensation Committee approved severance and double trigger change of control agreements covering each of the NEOs, which became effective on March 1, 2017. These agreements supersede any prior agreements in place with our NEOs under Ingevity or our former parent company, WestRock.

An NEO whose employment is terminated by the Company in the absence of a Change of Control (as defined) is entitled to receive severance benefits provided the termination was without Cause (as defined). An NEO whose employment is terminated within two years after a Change of Control is entitled to receive severance benefits provided the termination was without Cause or is a resignation by the NEO for Good Reason (as defined). The purpose of the agreements

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is to ensure that Ingevity (a) offers benefits that provide an overall compensation package that is competitive with that offered by other companies with whom Ingevity competes for talent; (b) retains and relies upon the undivided focus of its senior executives during and following a change of control; and (c) diminishes the inevitable distraction of our NEOs by virtue of personal uncertainties and risks created by the potential job loss following a change in control. The cash severance entitlement is equal to a multiple of the NEO’s actual base salary and target annual incentive, which varies by executive level, and in the case of change of control severance, the multiple is enhanced. The agreements also include one-year post-termination restrictive covenants relating to non-solicitation of customers and employees, and non-competition provisions. All severance payable is subject to the NEO signing an appropriate release of claims along with post-termination covenants relating to confidentiality, non-competition and non-solicitation. None of the agreements include any tax gross ups arising from any excise tax imposed by the Internal Revenue Code on excess parachute payments.

Benefits and Perquisites

NEOs participate in each of the benefit plans or arrangements that generally are made available to all U.S. based salaried employees including:

•	medical and dental benefits;
•	life, accidental death and disability insurance; and
•	401(k) retirement plan with a 6% company match, 3% non-contributory company contribution and a 5-year company transition contribution of either 10% for employees grandfathered in the WestRock final average pay pension plan or 4% for employees grandfathered in the WestRock cash balance pension plan.

Additional benefits made available to NEOs are:

•	financial counseling; and
•	executive physicals

The value of the financial counseling is credited to the NEO as imputed income. There is no tax gross-up.

The Company also makes available a non-qualified deferred compensation plan to the NEOs as well as a select group of highly compensated employees that allows participants to defer up to 80% of their base compensation and 100% of their annual incentive. The plan also contains a restoration component that restores lost defined contribution benefits due to IRS limits.

Risk Analysis

The Compensation Committee engaged Pearl Meyer to review Ingevity’s executive and non-executive compensation programs to assess whether they encourage or create excessive risk-taking not in the best interest of the Company or its stockholders.

In conducting this assessment, Pearl Meyer reviewed various components and design features of all of the Company’s executive and non-executive plans and programs and analyzed them in the context of risk mitigation. A summary of the findings of the assessment was provided to the Compensation Committee, which concluded that Ingevity’s compensation arrangements are not constructed or administered in a way that is likely to create risks that could materially and adversely affect the Company.

Among the factors considered in Pearl Meyer’s assessment and reviewed by the Compensation Committee were: (i) the balance of the Company’s overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) the Company’s share ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other derivative transactions related to Ingevity stock; (vi) the Compensation Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards, and (vii) internal controls and oversight structures in place at the Company.

Based on Pearl Meyer’s review, the Compensation Committee’s deliberations and matters as the Compensation Committee deemed relevant, the Compensation Committee believes Ingevity’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the Company’s risk management practices and overall strategies.

Tax and Accounting Considerations

Section 162(m) was recently amended to disallow a tax deduction to public companies for compensation over $1 million paid for any fiscal year to the Company’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation must be included in this proxy statement because they are our most highly compensated officers. Section 162(m) exempts qualifying performance-based compensation with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding

INGEVITY - 2018 Proxy Statement - 25

written agreement in effect on November 2, 2017. Accordingly, only performance-based awards that are deductible in our current fiscal year and performance-based awards outstanding on that date (including any transition relief afforded to us because of our separation from WestRock) or awarded thereafter pursuant to a binding written agreement may be exempt from the deduction limit if applicable requirements are met. While our Compensation Committee structured awards to our executive officers under the 2017 annual and long-term plans to qualify for this exemption, the Compensation Committee believes that shareholder interests are best served if their discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-

deductible compensation expenses. Thus, considering the repeal of the performance-based compensation exception to 162(m), our Compensation Committee expects in the future to approve compensation that is not deductible for income tax purposes. However, the Compensation Committee does not anticipate a shift away from variable or performance-based compensation payable to our NEOs in the future, nor do we anticipate applying less rigor in the process by which we establish performance goals or evaluate performance against such pre-established goals, with respect to compensation paid to our NEOs. In addition, accounting considerations are one of many factors that our Compensation Committee considers in determining compensation mix and amount.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below includes the total compensation of our Chief Executive Officer, our Chief Financial Officer and the four other most highly compensated executive officers of our Company during 2017, whom we refer to in this proxy statement as NEOs, for the fiscal year ended December 31, 2017.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	OptionAwards(4) ($)	Non-Equity Incentive Comp.(5) ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings(6) ($)	All Other Comp.(7) ($)	Total ($)
D. Michael Wilson	2017	845,833	—	1,593,778	531,253	1,700,000	76,315	186,723	4,933,902
	2016	800,000	565,419	2,579,160	509,157	1,029,600	8,002	616,767	6,108,105
	2015	266,667	500,000	—	—	—	—	22,917	789,584
John C. Fortson	2017	488,750	—	643,534	214,493	686,000	18,907	100,819	2,152,503
	2016	475,000	197,678	1,608,602	286,606	427,930	2,233	356,169	3,354,218
	2015	95,000	250,000	—	—	—	—	11,813	356,813
Katherine P. Burgeson	2017	357,500	—	229,488	76,503	360,000	143,992	68,047	1,235,530
	2016	325,833	89,950	269,912	80,533	209,680	642	223,525	1,200,075
	2015	312,966	50,000	185,636	77,322	148,721	159,025	24,963	958,633
Michael P. Smith	2017	369,167	—	224,974	74,991	412,500	1,595	67,722	1,150,948
S. Edward Woodcock	2017	297,917	—	179,990	59,997	330,000	70,903	96,869	1,035,675
	2016	275,000	48,611	192,454	54,731	176,960	7,411	30,914	786,081
	2015	243,127	—	87,616	—	98,929	125,024	18,159	572,855
Edward A. Rose	2017	33,333	—	130,716	—	—	211	1,754,817	1,919,077
	2016	400,000	111,111	431,111	122,200	—	8,416	44,341	1,117,179
	2015	379,166	—	199,874	—	203,500	378,846	34,716	1,196,102
(1)	The amounts in this column represent salaries before compensation reduction under the Company’s qualified and non-qualified retirement and savings plans.
(2)	These values represent the 2016 amounts paid to Messrs. Wilson, Fortson and Ms. Burgeson pursuant to their Letter Agreements providing for short-term cash awards for the period commencing from their respective hire dates with the Company ending with the Separation prorated for the partial year and assuming target performance. In the case of Messrs. Rose and Woodcock, the amounts above include 2016 incentive cash replacement awards in the amount of $111,111 for Mr. Rose, and $48,611 for Mr. Woodcock, which represent awards granted by WestRock and assumed by Ingevity under the terms of the Employee Matters Agreement in connection with the Separation.
(3)	These 2017 values represent the aggregate grant date fair value of the service-based and performance-based restricted stock unit awards made in 2017 as computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of the stock awards are set forth in Note 10 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. For grants of restricted stock units, the fair value per share is equal to the closing price of Ingevity’s Common Stock on the NYSE on the date of grant. With respect to the 2017 grants of PSUs, the value is reported assuming the target level of performance is achieved. The value of the 2017 PSU awards if the maximum level of performance was achieved would be: Mr. Wilson $2,125,037; Mr. Fortson $858,045; Mr. Smith $299,965; Mr. Woodcock $239,951; and Ms. Burgeson $306,020. For Mr. Rose the stock award values reflect the incremental fair value as determined pursuant to FASB ASC Topic 718 of certain unvested RSUs for which vesting accelerated on the date of his termination, January 31, 2017. The closing fair market value of Ingevity common stock on January 31, 2017 was $55.59, the incremental fair value of the 2,391 shares for which vesting accelerated was $130,716.
(4)	These 2017 values represent the aggregate grant date fair market value of stock option awards granted in 2017 computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to the Company’s audited consolidated financial statements for the year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2018.
(5)	The 2017 amounts shown in this column represent cash payments made to NEOs under the Short-Term Incentive Plan. See “Compensation Discussion and Analysis — 2017 STIP” for additional information regarding the plan design, 2017 actual performance and payouts authorized under the plan.
(6)	The Company does not maintain a qualified defined benefit pension plan for any of our salaried employees, including our NEOs. However, the Company maintains a Retirement Restoration Plan that mirrors benefits provided under a qualified defined benefit plan sponsored and maintained by our former parent company, WestRock. The Retirement Restoration Plan is a non-qualified plan that was adopted by the Company to honor historical WestRock obligations under an Employee Matters Agreement between WestRock and the Company as part of the Separation. None of our NEOs currently accrue a benefit under this plan, and only Ms. Burgeson and Messrs. Woodcock and Rose are covered. The amounts in this column represent the actuarial increase in the present value of the three participating NEOs’ benefits under this non-qualified Retirement Restoration Plan maintained by the Company during the 12-months ended December 31, 2017. The

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present value of accumulated benefits is based on benefits payable at age 65 using a discount rate of 4.15% and mortality based on the RP-2014 White Collar Mortality Table adjusted back to 2006 using Scale MP-2014 and projected with Scale MP-2016. While these amounts appear as a lump sum, the normal form of payment is an annuity. These amounts are “pension accounting values” and were not realized by these NEOs during 2017.

(7)	Amounts shown in this column for 2017 are derived as follows:
	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Michael P. Smith	S. Edward Woodcock	Edward A. Rose
Financial Planning/Counseling(1)	$15,346	$16,378	$15,346	$16,608	$16,609		$15,307
Qualified Savings Plan Contributions(2)	$24,300	$24,300	$24,131	$22,829	$36,000		$3,000
Non-Qualified Savings Plan Contributions(3)	$144,189	$57,901	$26,785	$18,952	$42,543	$
Life Insurance Premiums	$1,913	$1,103	$810	$845	$675		$$75
Executive Long-Term Disability(4)	$975	$1,137	$975	$1,137	$1,042		$$99
Relocation(5)	$—	$—	$—	$7,351	—		—
Severance Related Benefits(6)							$987,000
Consulting Fees(7)							$100,000
Accelerated Vesting of Stock Grants(8)							$520,047
Long-term Cash Awards(9)							$129,293
Total Other Compensation	$186,723	$100,819	$68,047	$67,722	$96,869		$1,754,817
(1)	Reimbursement by the Company for financial planning.
(2)	Annual matching and non-contributory contributions by the Company to qualified 401(k) Savings Plan.
(3)	Annual matching and non-contributory contributions by the Company to non-qualified deferred compensation plan.
(4)	Annual long-term disability premium paid by the Company.
(5)	Final relocation expenses paid by the Company for relocation Mr. Smith to North Charleston, South Carolina, the Company’s headquarters. These expenses were paid pursuant to the Company’s broad-based relocation policy that covers all Company salaried employees and incudes a gross-up feature. The gross-up for taxes paid on behalf of Mr. Smith was $162 in 2017.
(6)	One-time cash severance payment to Mr. Rose in connection with his termination of employment.
(7)	Consulting fees paid to Mr. Rose following his termination from the Company.
(8)	Accelerated vesting of 11,561 Stock options with a value of $320,124 upon termination and 2,837 Performance-based RSUs at target which had a fair market value of $70.47 each and $199,923 in total on 12/31/2017.
(9)	Long-term cash awards for Mr. Rose represent a $88,889 service based cash award that vested at time of Ingevity's spin-off from Westrock but did not pay out until time of termination and a $40,404 service based cash award that was paid by Ingevity to replace a cash award that was forfeited as a result of the spin off form Westrock.

28 - INGEVITY - 2018 Proxy Statement

Grants of Plan-Based Awards in 2017

The following table reports plan-based awards granted to the NEOs during fiscal 2017. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis — Compensation Philosophy” beginning on page 18.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards or Units (# of awards)(3)	All Other Option Awards (# of awards)(4)	Exercise Or Base Price of Option Awards(5) ($)	Grant Date Fair Market Value of Stock & Option Awards(6) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of awards)	Target (# of awards)	Maximum (# of awards)
D. Michael Wilson
STIP Annual		425,000	850,000	1,700,000
Incentive
PSUs	5/27/2016				17,333	35,466	70,932				989,501
RSUs	5/27/2016							56,977			1,589,658
Stock Options	5/27/2016								48,170	27.90	509,197
PSUs	2/27/2017				10,003	20,006	40,012				1,062,519
RSUs	2/27/2017							10,003			531,259
Stock Options	2/27/2017								25,652	53.11	531,253
John C. Fortson
STIP Annual		171,500	343,000	686,000
Incentive
PSUs	5/27/2016				9,471	18,941	37,882				528,454
RSUs	5/27/2016							38,715			1,080,149
Stock Options	5/27/2016								27,115	27.90	286,606
PSUs	2/27/2017				4,039	8,078	16,156				429,023
RSUs	2/27/2017							4,039			214,511
Stock Options	2/27/2017								10,357	53.11	214,493
Katherine P. Burgeson
STIP Annual		90,000	180,000	360,000
Incentive
PSUs	5/27/2016				2,661	5,322	10,644				148,484
RSUs	5/27/2016							5,320			148,248
Stock Options	5/27/2016								7,619	27.90	80,533
PSUs	2/27/2017				1,441	2,881	5,762				153,010
RSUs	2/27/2017							1,440			76,478
Stock Options	2/27/2017								3,694	53.11	76,503
Michael P. Smith
PSUs	2/27/2017	103,125	206,250	412,500	1,412	2,824	5,648				149,983
RSUs	2/27/2017							1,412			74,991
Stock Options	2/27/2017								3,612	53.11	74,991
S. Edward Woodcock
STIP Annual		82,550	16,500	330,000
Incentive
Replacement Cash		—	48,611	—
Award
PSUs	5/27/2016				1,907	3,813	7,626				106,382
RSUs	5/27/2016							3,085			86,072
Stock Options	5/27/2016								5,178	27.90	54,731
PSUs	2/27/2017				1,130	2,259	4,518				119,975
RSUs	2/27/2017							1,130			60,014
Stock Options	2/27/2017								2,897	53.11	59,997
Edward A. Rose
STIP Annual		120,000	240,000	480,000
Incentive
Replacement Cash		—	111,000	—
Award
PSUs	5/27/2016				4,256	8,512	17,024				237,485
RSUs	5/27/2016							6,940			193,626
Stock Options	5/27/2016								11,561	27.90	122,200
(1)	These columns reflect threshold, target and maximum amounts potentially payable under the Short-Term Incentive Plan. See “Compensation Discussion and Analysis” for discussion of the targets and amounts earned. This column also includes the Replacement Cash Awards granted to Messrs. Rose and Woodcock that were forfeited as a result of the Separation.
(2)	These columns reflect the threshold, target and maximum number of shares that may be earned pursuant to PSUs awarded under the Long-Term Incentive Plan. The Compensation Committee established individual award targets for each NEO and completed the long-term award commitments set forth in the Letter Agreements entered into by WestRock with Messrs. Wilson and Fortson and Ms. Burgeson.
(3)	RSU awards vest ratably generally in one-third increments over a three-year period from the date on which the Compensation Committee approves compensation decisions in February of each calendar year; provided, however, that with respect to certain 2016 grants made to Messrs. Wilson and Fortson, the RSUs vest in one-third increments on the anniversary date of each NEO’s respective hire date. The replacement RSU awards made to Messrs. Woodcock, Rose and Ms. Burgeson vest in full on February 27, 2018.
(4)	All options granted in 2016 will vest in full on February 27, 2019; those granted in 2017 will vest in full on February 27, 2020.
(5)	This represents the closing price of the Common Stock of the Company on the date of grant issuance.
(6)	This amount represents the full grant fair market value of equity awards (PSUs, RSUs and options) computed in accordance with FASB ASC Topic 718. The fair market value of the PSUs is calculated at target.

INGEVITY - 2018 Proxy Statement - 29

Outstanding Equity Awards at 2017 Fiscal Year End

The table below shows the equity awards that have been previously awarded by the Company to our NEOs and which remained outstanding as of December 31 2017.

	Option Awards(1)					Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Number of Securities Underlying Unexercised Unearned Options (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock that have not yet Vested (g)	Market Value of Unvested Shares of Stock ($) (h)	Equity Incentive Plan Awards: Number of Unearned Unvested Units of Shares (i)(3)	Plan Awards Payout Value of Unearned, Unvested Units or Shares ($) (j)(4)
D. Michael Wilson	0	48,170	0	27.90	5/27/2026	35,082	2,472,229	55,472	3,909,112
	0	25,652	0	53.11	2/27/2027
John C. Fortson	0	27,115	0	27.90	5/27/2026	20,170	1,421,380	27,019	1,904,029
	0	10,357	0	53.11	2/27/2027
Katherine P. Burgeson	0	7,619	0	27.90	5/27/2026	5,853	412,461	8,203	578,065
	0	3,694	0	53.11	2/27/2027
Michael P. Smith	0	3,621	0	53.11	2/27/2027	2,488	175,329	5,956	419,719
S. Edward Woodcock	0	5,178	0	27.90	5/27/2026	3,560	250,873	6,072	427,894
	0	2,897	0	53.11	2/27/2027
Edward A. Rose	5,000	0	0	27.90	5/27/2026	0	0	2,837	199,923
(1)	All options granted in 2016 will vest in full on February 27, 2019, those granted in 2017 will vest in full on February 27, 2020.
(2)	The RSU awards vest ratably generally in one-third increments over a three-year period tied to the date on which the Compensation Committee approves compensation decisions in February of each calendar year; provided, however, that with respect to certain 2016 grants made to Messrs. Wilson and Fortson, the RSUs vest in one-third increments on the anniversary date of each NEO’s respective hire date with WestRock. The replacement RSU awards made to Messrs. Woodcock and Ms. Burgeson vest in full on February 27, 2018.
(3)	Column (j) includes PSU awards granted on May 27, 2016, which vest in full as determined by the Compensation Committee based on the Company’s attainment of pre-established financial targets relating to return on invested capital for 2018 and cumulative earnings per share for the performance period beginning January 1, 2016 through December 31, 2018 with Compensation Committee evaluation of performance to be made after the close of the 2018 year. Those PSU awards granted on February 27, 2017, which vest in full as determined by the Compensation Committee based on the Company’s attainment of pre-established financial targets relating to return on invested capital for 2019 and cumulative earnings per share for the performance period beginning January 1, 2017 through December 31, 2019 with Compensation Committee evaluation of performance to be made after the close of the 2019 year. The number of PSU shares reported are based on the achievement of target performance.
(4)	Market and payout values are based on the Company’s Common Stock price of $70.47, which was the closing price of the Company’s Common Stock on December 29, 2017.

30 - INGEVITY - 2018 Proxy Statement

Option Exercises and Stock Vested during Fiscal 2017

This table shows the stock options that were exercised by, and the RSUs that vested for, each of our NEOs during 2017. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of shares of Common Stock.

	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
D. Michael Wilson	—	—	18,993	1,142,924
John C. Fortson	—	—	12,905	831,313
Katherine P. Burgeson	—	—	907	48,506
Michael P. Smith	—	—	537	28,719
S. Edward Woodcock	—	—	655	35,029
Edward A. Rose	6,561	337,285	2,391	130,715
(1)	The value realized upon exercise for Mr. Rose represents the difference between the exercise price and the stock price on the date of settlement.
(2)	These amounts reflect the number of shares relating to RSUs that vested on the applicable vesting date, prior to withholding of any shares to satisfy taxes for each of the NEOs affected. The amounts for Messrs. Wilson, Fortson, Woodcock, Rose and Smith as well as Ms. Burgeson relate to 2016 RSU awards granted by the Company. The values realized upon vesting column for all NEOs represent the closing price on the date of settlement.

Pension Benefits Table - 2017

The following table provides information with respect to the Company’s non-qualified defined benefit plan (which we refer to as the “Retirement Restoration Plan”). The Retirement Restoration Plan provides benefits to only three of our NEOs (one of whom is a former executive) representing “historic” liabilities assumed by the Company under the terms of the EMA in connection with our separation from our former Parent, WestRock. None of our NEOs currently accrues a benefit under this plan with respect to service with the Company.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Katherine P. Burgeson	Retirement Restoration Plan	15.83	1,135,112	—
S. Edward Woodcock	Retirement Restoration Plan	27.083	344,111	—
Edward A. Rose	Retirement Restoration Plan	31.92	1,443,448	63,764
(1)	The accumulated benefits included in this column were computed through December 31, 2017 using the assumptions stated in the financial statements included in the 2017 Company Form 10-K (Note 13).

Understanding Our Pension Benefits Table

The Company maintains the Retirement Restoration Plan, a non-qualified plan that mirrors benefits provided under a qualified defined benefit pension plan sponsored and maintained by our former Parent, WestRock (the “WestRock Pension Plan”). The Retirement Restoration Plan was adopted by the Company to honor obligations under the EMA between the Company and WestRock to pay certain assumed historic liabilities transferred as a result of the separation.

The WestRock Pension Plan (now frozen) provides an unreduced benefit payable at age 65 (or 62 if the employee has 20 years of service). The retirement benefit payable is equal to 1.6% of final average earnings (or pay) times years of benefit service (up to a maximum of 40 years), minus an employee’s primary social security benefit multiplied by 1.25% times years of benefit service (up to a maximum of 40 years of service). The formula is illustrated below:

[1.6% x Years of Benefit x Final Average Pay]
Service (up to 40)
-
[1.25% x Years of Benefit x Primary Social Security Benefit]
Service (up to 40)

The Retirement Restoration Plan mirrors benefits provided under the WestRock Pension Plan following the same formula but recognizing compensation in excess of the Internal Revenue Code limit, which was $270,000 for 2017. Messrs.

INGEVITY - 2018 Proxy Statement - 31

Woodcock and Rose and Ms. Burgeson, while participants in this plan, no longer accrue any benefit under this plan. Benefits are payable in annuity form only and a lump sum is not available. The underlying plan, the WestRock Pension Plan, to which our Retirement Restoration Plan relates was frozen (generally) on December 31, 2015. Accordingly, the values above represent an historic liability accrued under the former Parent’s plan, the WestRock Pension Plan with respect to service performed for WestRock, not Ingevity.

Non-Qualified Deferred Compensation at 2017 Fiscal Year End

The Company maintains a non-qualified deferred compensation plan that permits executives to defer up to 80% of their base salary and 100% of their short-term incentive compensation. The plan also operates as an excess benefit plan enabling employees to defer salary, Company matching, transition and other non-contributing contributions in excess of Internal Revenue Code limits that apply to the Company’s qualified 401(k) Savings Plan. Amounts contributed may be allocated towards notional accounts into up to 16 investment funds as directed by the executive. There is no guaranteed investment return with respect to any of these funds. The funds mirror those options available to all employees who participate in the Company’s broad-based qualified 401(k) Savings Plan including two additional funds. In 2017, the Company adopted the use of a Rabbi Trust which will be funded through the purchase of Company Owned Life Insurance.

The table below includes information on each of our NEO’s non-qualified deferred compensation plan accounts for 2017.

	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)
D. Michael Wilson	160,543	144,189	76,315	—	598,140
John C. Fortson	38,801	57,901	18,907	—	135,682
Katherine P. Burgeson	61,077	26,785	12,689	—	153,767
Michael P. Smith	22,423	18,952	1,595	—	31,261
S. Edward Woodcock	99,256	42,453	17,119	—	148,197
Edward A. Rose	0	0	211	17,837	17,940
(1)	After each NEO reaches the designated maximum contribution or contribution limit under the Company’s 401(k) Savings Plan, he or she may continue to defer compensation under this plan, and separately he or she can defer up to 80% of his or her eligible compensation into the Company’s plan. These amounts represent contributions made by each of our NEOs during 2017.
(2)	These amounts represent contributions by the Company that exceeded the qualified plan contribution and compensation limits applicable to matching, non-elective, and transition contributions that would otherwise have been made to the Company’s qualified 401(k) Savings Plan, but for the limits applicable to such plan.
(3)	The amounts in this column are calculated by adding the amounts set forth in each of the first four columns of this table for each NEO to the applicable NEO’s aggregate balance as of the end of fiscal 2016.

32 - INGEVITY - 2018 Proxy Statement

Potential Payments Upon Involuntary Termination(1)
(other than Change of Control)

The table below shows the severance benefits that would be payable to each of our NEOs if he or she had experienced an involuntary termination of employment from the Company on December 29, 2017 (absent cause and excluding death, disability or retirement), pursuant to the terms of Severance and Change of Control Agreements.

	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Michael P. Smith	S. Edward Woodcock
Cash Severance(2)	$3,400,000	$1,249,500	$810,000	$581,250	$465,000
Prorated Target Incentive(3)	$850,000	$343,000	$180,000	$206,250	$165,000
Prorated Vesting Options(4)	$1,082,300	$609,219	$171,217	$77,261	$116,344
Prorated Vesting RSUs(5)	$1,319,128	$704,489	$197,950	$110,356	$141,856
Prorated Vesting PSUs(5)	$1,159,654	$132,625	$195,554	$56,869	$95,205
Long-Term Cash					$41,983
Post-Termination Health Care(6)	$39,062	$19,531	$19,306	$19,531	$19,531
Outplacement Services and Financial Planning(7)	$40,000	$40,000	$40,000	$40,000	$40,000
Total Other Compensation	$7,890,144	$3,098,364	$1,614,027	$1,091,517	$1,084,919
(1)	These amounts assume a stock price of $70.47, which was the closing price of the Company’s stock on December 29, 2017, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.
(2)	Severance and Change in Control agreements entered into in 2017 with Messrs. Wilson, Fortson and Ms. Burgeson provide for the payment of cash severance in the amount of two times the sum of the executive’s base salary and target annual incentive for Mr. Wilson, and one and one-half times the sum of the NEO’s base salary and target annual incentive for Mr. Fortson and Ms. Burgeson. The severance is payable over two years for Mr. Wilson and eighteen months for Mr. Fortson and Ms. Burgeson. In the case of Messrs. Smith and Woodcock, both would receive a cash severance payment equal to one times their base salary and target annual incentive payable over a one-year period.
(3)	This represents the value of the annual short-term incentive (assuming target performance levels) payable upon termination.
(4)	This represents the intrinsic value of stock options that would vest in full in the event of an involuntary termination, other than for cause, absent a change of control, assuming a termination date occurred on December 29, 2017.
(5)	These represent the value of 2016 and 2017 RSU and PSU awards which would vest in the event of an involuntary termination, other than for cause, absent a change of control, assuming target performance.
(6)	This represents a cash lump sum payment in lieu of continued health care coverage pursuant to the executive's Severance and Change of Control Agreements. For Mr. Wilson, this represents the cost of two years of health care coverage for Mr. Fortson and Ms. Burgeson 18 months and for Mr. Smith and Mr. Woodcock one year.
(7)	This represents the value of twelve months of outplacement services ($25,000), a benefit that is also provided for under the terms of the severance plan, as well as one year of financial counseling ($15,000).

INGEVITY - 2018 Proxy Statement - 33

Potential Payments Upon Termination — Retirement

The 2016 Omnibus Plan provides for accelerated vesting due to retirement at age 65 (or 55 with twenty years of service). None of the NEOs are eligible for special vesting rights under the plan’s retirement provisions assuming a December 31, 2017 termination date.

Potential Payments Upon Termination — Death or Disability(1)

The table below reflects the impact for death or disability as of December 31, 2017, under the terms of the Company’s plans and programs.

	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Michael P. Smith	S. Edward Woodcock
Intrinsic Value of Stock Option(2)	$2,495,916	$1,334,083	$388,469	$140,122	$270,719
Performance-Based RSU Award(3)	$1,319,128	$704,489	$197,950	$110,356	$141,856
Service-Based RSU Award(4)	$1,159,654	$132,625	$195,554	$56,869	$95,205
Long-Term Cash Award(5)					$41,983
Deferred Compensation(6)	$490,686	$135,682	$153,767	$31,260	$148,197
Total Other Compensation	$5,465,384	$2,306,879	$935,740	$338,607	$697,960
(1)	These amounts assume a stock price of $70.47, which was the closing price of the Company’s stock on December 29, 2017, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.
(2)	This represents the intrinsic value of unvested stock options, that would vest as of the termination date following the death or disability of the executive.
(3)	This represents the prorated value of 2016 PSU awards that would vest as of the termination date following the death or disability of the executive, assuming target performance with proration.
(4)	This represents the prorated value of 2016 RSU awards that would vest as of the termination date following the death or disability of the executive.
(5)	This represents the prorated value of Mr. Woodcock’s 2016 Services Based Long-Term Cash replacement award that would vest as of the termination date following the death or disability of the executive.
(6)	This represents the value of the executive’s non-qualified deferred compensation account payment accelerated in the event of death or disability.

Potential Payments Upon Termination and Change of Control

The Company has approved and entered into Severance and Change of Control Agreements with each of its NEOs (other than Mr. Rose). Under these agreements, participants are entitled to severance payments if their employment with Ingevity terminates within two years following a change of control (for any reason other than cause, disability, death or a termination initiated by the participant without good reason, all as defined). The table below reflects the amount of compensation that would be payable to each of our NEOs as if the NEO’s employment had terminated on December 31, 2017 based on their respective Severance and Change of Control Agreements. The benefits described are in addition to any benefits available prior to the occurrence of a change of control, such as qualified plan distributions from the Company’s 401(k) Savings Plan, payment of any accrued vacation or exercises of any stock options already exercisable.

For Messrs. Wilson, Fortson and Ms. Burgeson, if a change of control termination event occurs on or before January 1, 2019, and such NEO is terminated by the Company or any successor (or he or she terminates employment on account of Good Reason) before January 1, 2019 absent cause within one year following a change of control, he or she is entitled to receive cash severance in the amount of three (3) years (for Mr. Wilson) and (2) years (for Mr. Fortson and Ms. Burgeson) of his or her then-current base salary and target bonus for such period, the payment of which is to be made over a three-year period (for Mr. Wilson) and two-years (for Mr. Fortson and Ms. Burgeson). For termination on or after January 1, 2019, Mr. Wilson would receive a severance payment equal to three (3) times the sum of his then current annual base salary and his target incentive, payable in a single lump sum. For Mr. Fortson and Ms. Burgeson, they would receive severance payments equal to two (2) times the sum of their then current annual base salary and their target incentive, payable in a single lump.

Messrs. Smith and Woodcock would receive severance payments equal to two (2) times the sum of their annual base salary and their target incentive, payable in a single lump sum in accordance with their agreements, which are consistent with the provisions discussed above for Messrs. Wilson and Fortson and Ms. Burgeson.

34 - INGEVITY - 2018 Proxy Statement

Edward A. Rose

Mr. Rose left the Company on January 31, 2017. See our Form 8-K filed with the SEC on February 3, 2017 for more information on the actual amounts paid to him at that time.

No Gross-Up

The Severance and Change of Control Agreements covering our NEOs do not include any gross-up feature payable to

NEOs with respect to any excise taxes owed in connection with a change of control severance payment.

Release of Claims and Noncompetition and Non-Solicitation Agreement

Severance is not payable to any NEO unless and until he or she signs a release of claims against the Company. The agreements also include post-termination covenants relating to confidentiality, non-competition and non-solicitation.

Equity Acceleration

In the event of a change of control event where the NEO receives a “replacement award,” there will be no accelerated vesting, exercisability, and/or payment of an outstanding award, unless the NEO’s employment is terminated without cause, other than as a result of death or disability, or the NEO resigns for Good Reason within (2) years of the change of control event. In such cases, upon the second trigger, NEO holders of such awards will be entitled to accelerated vesting, and his or her awards will be exercisable and/or will be settled. If an NEO does not receive a replacement award or if the award is not otherwise assumed by the acquirer, then upon the occurrence of a change of control, all outstanding unvested options will be fully vested and exercisable and all restrictions applicable to outstanding stock awards that are not performance-based will lapse in full and the awards will be fully vested. With respect to performance awards, upon a change of control, such awards will be considered earned at their target value (or, if greater, the level of achievement as of the date of the change of control, if determinable by the Compensation Committee) and will immediately be paid or settled subject to the provisions of Section 409A of the Code.

INGEVITY - 2018 Proxy Statement - 35

Change of Control Severance Payments(1)

The table below reflects the impact of an involuntary termination of employment (or Good Reason termination, if applicable) on December 31, 2017 under the terms of the Company’s Severance and Change of Control agreements in place with our NEOs in effect on December 31, 2017:

	D. Michael Wilson	John C. Fortson	Katherine P. Burgeson	Michael P. Smith	S. Edward Woodcock
Cash Severance(2)	$5,100,000	$1,666,000	$1,080,000	$1,162,500	$930,000
Pro-Rata Target Incentive(3)	$850,000	$343,000	$180,000	$206,250	$165,000
Intrinsic Value of Stock Option(4)	$2,495,916	$1,334,083	$388,469	$217,347	$270,719
Performance-Based RSU Award(5)	$3,909,112	$1,904,029	$578,065	$419,719	$427,894
Service-Based RSU Award(6)	$2,472,229	$1,421,380	$412,461	$213,172	$250,873
Long-Term Cash Award(7)	—	—	—		$48,611
Post-Termination Healthcare(8)	$58,594	$39,062	$38,612	$39,062	$39,062
Outplacement Services and Financial Planning(9)	$40,000	$40,000	$40,000	$40,000	$40,000
Deferred Compensation(10)	$490,686	$135,682	—		$148,197
Total	$15,416,537	$6,883,236	$2,717,607	$2,298,050	$2,320,356
(1)	These amounts assume a stock price of $70.47, which was the closing price of the Company’s stock on December 29, 2017, the assumed termination date. Actual values will vary based on changes in the Company’s stock price on the termination date.
(2)	The change of control cash severance is equal to three times the sum of base salary plus the executive’s current target annual cash incentive award for Mr. Wilson. For Messrs. Fortson, Smith, Woodcock and Ms. Burgeson, the change in control cash severance is equal to two times the sum of base salary plus the executive’s current target annual cash incentive award.
(3)	This represents the value of the annual short-term incentive (assuming target performance levels) payable upon termination in connection with a change of control.
(4)	This represents the intrinsic value of unvested stock options, which vest as of the termination date following a change of control scenario.
(5)	This represents the value of 2016 and 2017 PSU awards which would vest in full in connection with a termination following a change of control, assuming target performance with no proration.
(6)	This represents the full value of 2016 and 2017 RSU awards that vest in full upon a termination of employment following a change of control.
(7)	This represents the value of 2015 Long-Term Cash awards granted by WestRock, which vested at the Separation, but which are not payable until Mr. Woodcock’s termination of employment.
(8)	This represents a cash lump sum payment in lieu of continued health care coverage pursuant to each respective executive's Severance and Change of Control Agreement. For Mr. Wilson, this represents the cost of three years of health care coverage and for the other executives it represents two years.
(9)	This represents the value of outplacement services for one year following termination of employment ($25,000) and financial counseling for one year ($15,000).
(10)	This represents the value of the executive’s non-qualified deferred compensation account payment accelerated in the event of a change of control based on the executive’s election. Absent an executive election, no acceleration occurs on a change of control.

RELATED PARTY TRANSACTIONS

Under its charter, the Governance Committee is charged with reviewing all potential related party transactions. Our policy has been that the Governance Committee, which is comprised solely of independent directors, reviews and then recommends such related party transactions to the entire Board for further review and approval. All such related party transactions are then required to be reported under applicable SEC rules. Aside from this policy, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case by case basis.

Transactions

The Governance Committee has not identified any related party transactions since the beginning of the fiscal year ended December 31, 2017 and none are currently proposed.

36 - INGEVITY - 2018 Proxy Statement

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting and issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board.

Throughout 2017, the Audit Committee received regular reports from management, the internal auditors and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, regarding the plans for, and scope and results of, their audits and reviews of the Company’s financial statements and internal control over financial reporting.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. This review included discussions with PricewaterhouseCoopers LLP of the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the issue of their independence from the Company.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

THE AUDIT COMMITTEE
 Jean S. Blackwell, Chair
 Luis Fernandez-Moreno
J. Michael Fitzpatrick
Daniel F. Sansone

CEO Pay Ratio Disclosure

The Compensation Committee reviewed a comparison of our Chief Executive Officer’s (CEO) annual total compensation. We determined that the 2017 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2017, other than our CEO, D. Michael Wilson, was $79,710; Mr. Wilson’s 2017 annual total compensation was $4,933,902; and the ratio of these amounts was 1-to-62.

As of December 31, 2017, our total population consisted of 1,498 employees, of which 1,230 were in the United States and 268 were in non-US jurisdictions. Pursuant to the Pay Ratio SEC rules, we excluded nine (9) employees from India under the de minimis exemption. After applying this exemption, the employee population used for purposes of identifying the median employee consisted of 1,489 employees of which 1,230 were in the United States and 259 were located in non-US jurisdictions.

To identify the median compensated employee, we used total cash compensation, determined in the same manner as the “Total Compensation” column shown for our CEO in the Summary Compensation Table on page 27 of this proxy.

Pay elements that were included in the annual total compensation for each employee are:

•	Base salary received in 2017
[o]	Annualized for those permanent employees hired mid-year during 2017
•	Annual incentive paid or actual bonus paid for 2017
•	Overtime and allowances, as applicable, for fiscal 2017
•	Grant fair value of stock options, PSUs, and RSUs granted in 2017
•	Company paid 401(k) contributions in 2017
•	Company paid non-qualified plan contributions in 2017
•	Company paid life insurance premiums in 2017

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with the Pay Ratio Securities and Exchange Commission (SEC) rules under SEC rules based on our payroll and employment records and the methodology described above.

INGEVITY - 2018 Proxy Statement - 37

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)

In accordance with the requirements of Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the following resolution concerning the compensation of our NEOs:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis and the tabular compensation disclosures and related narrative discussion.

In considering this proposal, we encourage you to review the CD&A beginning on page 16 and the tabular compensation disclosures and accompanying narrative discussion beginning on page 27. The CD&A describes our executive compensation philosophy, programs and objectives, while the tabular compensation disclosures and accompanying narrative discussion provide detailed information on the compensation of our NEOs.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executives’ compensation with the interest of our stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs resulting from the executive compensation policies and practices described in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board. However, the Board and Compensation Committee value the opinion of the Company’s stockholders as expressed through their votes on this proposal and will carefully consider the outcome of this proposal in connection with their ongoing evaluation of the Company’s executive compensation program.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the adoption of this resolution and approve, on an advisory basis, the Company’s executive compensation as described in this proxy statement.

38 - INGEVITY - 2018 Proxy Statement

PROPOSAL NO. 3 — RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for appointing, retaining, fixing the compensation of, and overseeing the work of our independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Although it is not legally required to do so, the Board has elected to seek stockholder ratification of the appointment of PricewaterhouseCoopers LLP as a matter of good corporate governance. If stockholders do not ratify the appointment of

PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment. Regardless of the outcome of this proposal, the Audit Committee may, in its discretion, select a new independent registered public accounting firm at any time during the year if it believes such a change would be in the Company’s best interest.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Audit and Other Fees

The following table shows the fees paid by us to PricewaterhouseCoopers LLP for audit and other services provided for the fiscal 2016 and 2017, all of which were preapproved by the Audit Committee. (1)

	2016 (In thousands)	2017 (In thousands)
Audit Fees:	$1,030	$1,132
Audit-Related Fees:	725	50
Tax Fees:	0	227
All Other Fees:	10	15
Total:	$1,765	$1,423
(1)	Fees paid prior to the Separation, including fees paid with respect to the audited financial statements included in our Registration Statement on Form 10 filed with the SEC, were approved by our prior Parent, WestRock.

Audit Fees. This category includes fees associated with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and assistance with review of documents filed with the SEC.

Audit-Related Fees. This includes fees paid for services rendered in connection with the audited financial statements included in our Registration Statement on Form 10 and related transactional support services associated with our Registration Statement on Form 10.

All Other Fees. This category includes fees for services in connection with attestations by PricewaterhouseCoopers LLP that are required by statute or regulation.

Pre-Approval Policy and Procedures

The Audit Committee’s pre-approval policy requires that all services to be performed by the Company’s independent registered public accounting firm be pre-approved either on a case-by-case basis by the Audit Committee or its delegate or on a categorical basis based on the Audit Committee’s prior approval of a specific category of service and the expected cost thereof. Any request for services involving less than $50,000 may be approved by the Chair of the Audit Committee if it is not practicable to obtain the approval of the full committee, provided that any such approval is presented to the full Audit Committee at its next scheduled meeting.

INGEVITY - 2018 Proxy Statement - 39

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER COMMUNICATIONS, STOCKHOLDER PROPOSALS AND COMPANY DOCUMENTS

How can I obtain copies of Ingevity’s Annual Report and Form 10-K?

We will provide without charge, at the written request of any stockholder of record as of February 27, 2018, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible stockholders making such a request.

Requests for copies of our Annual Report on Form 10-K should be mailed to: Ingevity Corporation, 5255 Virginia Ave, N. Charleston, SC 29406, Attn: Katherine P. Burgeson, Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at http://ir.ingevity.com under the Financial Information tab.

How do I submit a proposal for inclusion next year’s proxy statement?

Under SEC rules, a proposal that a stockholder wishes to include in our proxy statement for the 2019 Annual Meeting must be received by our Corporate Secretary no later than the close of business on November 12, 2018. Proposals should be sent to: Ingevity Corporation, 5255 Virginia Ave, N.

Charleston, SC 29406, Attn: Katherine P. Burgeson, Secretary. Stockholders wishing to submit a proposal should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in our proxy statement.

How do I nominate a director for election at next year’s annual meeting of stockholders?

Under our bylaws, any stockholder entitled to vote in the election of directors at an annual meeting of our stockholders may nominate persons for election as directors by providing written notice of their intent to do so to our Corporate Secretary no less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. This means that written notice of any nominations intended to be made at the 2019 Annual Meeting must be delivered between December 27, 2018 and January 26, 2019. Any such notice must contain the information and conform to the requirements specified in our bylaws.

How do I bring other business before next year’s annual meeting of stockholders?

Under our bylaws, any stockholder of record wishing to present a matter (other than the nomination of a director or matters that have been submitted for inclusion in our proxy statement for such meeting) in person at the 2019 Annual Meeting must provide written notice to our Corporate Secretary no less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting. This means that any notice regarding matters to be presented at the 2019 Annual Meeting must be delivered between December 27, 2018 and January 26, 2019. The notice must contain the information and conform to the requirements specified in our bylaws.

40 - INGEVITY - 2018 Proxy Statement

APPENDIX-A NON-GAAP FINANCIAL MEASURES

In the CD&A, Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP.

Adjusted EBITDA

“Adjusted EBITDA” is defined as net income plus provisions for income taxes, interest expense, depreciation and amortization, separation costs and restructuring and other (income) charges.

In section entitled “2017 Performance Highlights” and in the description of D. Michael Wilson’s and John C. Fortson’s individual performance achievements in the CD&A we discuss Adjusted EBITDA. For more information regarding the non-

GAAP financial measure Adjusted EBITDA for both fiscal years 2017 and 2016, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures” on page 45 of the 2017 Form 10-K.

Segment EBITDA

“Segment EBITDA” is defined as segment profit plus depreciation and amortization.

In the description of Michael P. Smith’s and S. Edward Woodcock’s individual performance achievements in the CD&A we discuss Segment EBITDA. For more information regarding the non-GAAP financial measure Segment EBITDA for both fiscal years 2017 and 2016, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Use of Non-GAAP Financial Measures” on page 45 of the 2017 Form 10-K.

STIP-Adjusted EBITDA

“STIP-Adjusted EBITDA” is defined as Adjusted EBIDTA, plus or minus the impact of Separation-related Reimbursement Awards and certain non-cash gains or charges.

In the section entitled “2017 Short-Term Incentive Plan (“STIP”)” in the CD&A we discuss STIP-Adjusted EBITDA for fiscal year 2017. STIP-Adjusted EBITDA was selected as a performance measure under the Short Term Incentive Plan for 2017 because Adjusted EBITDA is the primary performance measurement of the Company’s earnings guidance and drives behavior consistent with the stockholders’ interests.

Additionally, for compensation award purposes, eliminating the fair market gain or loss from the Separation-related Reimbursement Awards and other certain non-cash gains or losses was appropriate because the impacts of both were primarily driven by external market conditions and not by decisions management could directly influence.

The table below reconciles STIP-Adjusted EBITDA for 2017 to net income for 2017, the most comparable financial measure calculated in accordance with GAAP set forth in the Company’s 2017 Form 10-K.

Free Cash Flow

“Free Cash Flow” is defined as operating cash flow less capital expenditures.

In the section entitled “2017 Performance Highlights” in the CD&A we discuss Free Cash Flow for fiscal year 2017. Management believes that free cash flow is an important liquidity measure for the Company and that it is useful to investors and management as a measure of the ability of our business to generate cash. The second table below reconciles the Company’s Free Cash Flow for 2017 to net cash provided by operating activities for 2017, the most comparable financial measure calculated in accordance with GAAP set forth in the Company’s 2017 10-K.

INGEVITY - 2018 Proxy Statement - A-1

Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) to STIP Adjusted EBITDA (Non-GAAP)

In millions, unaudited	Year Ending 2017	Year Ending 2016
Net income (loss) (GAAP)	$145.2	$44.4
Provision for income taxes	29.6	42.6
Interest expense	18.1	19.3
Interest income	(2.3)	(1.4)
Separation costs	0.9	17.5
Depreciation and amortization	40.4	38.8
Restructuring and other (income) charges	3.7	41.2
Acquisition Costs	7.1	—
Adjusted EBITDA (Non-GAAP)	$242.7	$202.4
Separation-related Reimbursement Awards(1)	0.3	1.6
Certain non-cash charges(2)	(3.3)	(0.7)
STIP Adjusted EBITDA (Non-GAAP)	$239.7	$203.3
(1)	For more information regarding the amount please see “Note 6: Fair Value Measurements” to the “Notes to the Consolidated and Combined Financial Statements” included within the “Item 8. Financial Statements” in our 2017 Form 10-K.
(2)	Represents certain non-cash costs primarily including non-cash income resulting from inventory adjustments recorded during the period in accordance with last-in, first-out (“LIFO”) inventory accounting and non-cash translation impacts associated with currency exchange rate fluctuations.

Segment EBITDA

In millions, unaudited	Year Ending 2017	Year Ending 2016
Performance Materials
Segment operating profit (GAAP)	$122	$106.9
Depreciation and amortization	19.8	16.4
Segment EBITDA (Non-GAAP)	$141.8	$123.3
Net Sales	$349.3	$301.0
Segment operating margin	34.9%	35.5%
Segment EBITDA margin	40.6%	41.0%
	Year Ending 2017	Year Ending 2016
Performance Chemicals
Segment operating profit (GAAP)	$80.3	$56.7
Depreciation and amortization	20.6	22.4
Segment EBITDA (Non-GAAP)	$100.9	$79.1
Net Sales	$623.1	$607.3
Segment operating margin	12.9%	9.3%
Segment EBITDA margin	16.2%	13.0%

A-2 - INGEVITY - 2018 Proxy Statement

Reconciliation of Operating Cash Flow (GAAP) to Free Cash Flow (Non-GAAP)

In millions, unaudited	Year Ending 2017
Cash Flows from Operating Activities (GAAP)	$174.3
Capital expenditures	(52.6)
Free Cash Flow (Non-GAAP)	$121.7

INGEVITY - 2018 Proxy Statement - A-3

INGEVITY CORPORATION
SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945

SCAN TO
VIEW MATERIALS & VOTE

Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Time), on April 25, 2018. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (Eastern Time), on April 25, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37010-P00632

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGEVITY CORPORATION

The Board of Directors Recommends a Vote "FOR" both Director Nominees in Proposal No. 1, and "FOR" Proposal Nos. 2 and 3.

	For	Against	Abstain
1. Election of Directors:			
1a. J. Michael Fitzpatrick	☐	☐	☐
1b. Frederick J. Lynch	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INGEVITY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 26, 2018
9:30 a.m.
The Daniel Island Club
600 Island Park Drive
Charleston, South Carolina 29492

Stockholders who are entitled to vote, and our invited guests, may attend the Annual Meeting. All attendees must present valid government-issued photo identification. For your safety, all personal belongings or effects including bags, purses, and briefcases are subject to inspection. With the exception of purses and notepads, no personal items such as briefcases or bags, of any type, may be carried into the meeting area. The use of photographic and recording devices is prohibited in the meeting room.

E37011-P00632

proxy

INGEVITY CORPORATION
5255 Virginia Ave, North Charleston, SC 29406

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on Thursday, April 26, 2018.

The undersigned hereby appoints Katherine P. Burgeson and Ryan C. Fisher, and both of them, proxies, with full power of substitution in each, to represent and to vote the common stock of INGEVITY CORPORATION, which the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders scheduled to be held at 9:30 a.m., local time, on April 26, 2018, at The Daniel Island Club, 600 Island Park Drive, Charleston, South Carolina, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this proxy will be voted "FOR" both director nominees listed in Proposal 1, "FOR" Proposals 2 and 3, and in the discretion of the proxies, upon such other business as properly comes before the Annual Meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.